Exhibit 4.1

Execution Version

CAESARS ENTERTAINMENT CORPORATION,

as Issuer

5.00% Convertible Senior Notes due 2024

INDENTURE

Dated as of October 6, 2017

Delaware Trust Company,

as Trustee

-i-

-ii-

-iii-

Appendix A – Provisions Relating to the Notes

EXHIBITS AND SCHEDULES

Exhibit A – Form of Note

Schedule I – Unrestricted Subsidiaries

-iv-

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.08; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
312	(a)	2.06
	(b)	13.03
	(c)	13.03
313	(a)	7.06
	(b)(1)	7.06
	(b)(2)	7.06
	(c)	7.06
	(d)	4.02; 4.09; 7.06
314	(a)	4.02; 4.09
	(b)	N.A.
	(c)(1)	13.04
	(c)(2)	13.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	13.05
	(f)	4.10
315	(a)	7.01
	(b)	7.05
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a)(last sentence)	13.06
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.05
318	(a)	13.01

N.A. Means Not Applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture.

-v-

INDENTURE, dated as of October 6, 2017, between CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation (together with its successors and assigns, the “Issuer”), and Delaware Trust Company, as trustee (the “Trustee”).

The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of (i) $1,119,060,000 aggregate principal amount of the Issuer’s 5.00% Convertible Senior Notes due 2024 issued on the date hereof (the “Original Notes”) and (ii) any Additional Notes issued from time to time (together with the Original Notes, the “Notes”):

Article I.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions.

“Acquired Indebtedness” means, with respect to the Issuer or its Restricted Subsidiaries:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into the Issuer or its Restricted Subsidiaries or became a Restricted Subsidiary of the Issuer, and

(2) Indebtedness secured by a Lien encumbering any asset that is acquired by the Issuer or any Restricted Subsidiary.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person merges, consolidates or amalgamates with or into the Issuer or a Restricted Subsidiary or becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of any such acquisition of such assets.

“Additional Notes” means Notes issued under the terms of this Indenture subsequent to the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that (1) beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to give rise to control with respect to the Issuer and (2) each of the Restricted Holders will be deemed to constitute an Affiliate of the Issuer and each Restricted Subsidiary for all purposes of this Indenture, provided that this clause (2) shall not apply, with respect to any Restricted Holder, at any time at which (a) such Restricted Holder does not beneficially own, directly or indirectly, any Equity Interests of the Issuer or any Restricted Subsidiary and (b) no employee, appointee, director, managing member or other agent or representative of such Restricted Holder serves as a director, or has the right to designate a director, on the board of directors of the Issuer or any Restricted Subsidiary.

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of a Depository, if any, that are applicable to such matter at such time.

“Asset Sale” means:

(1) the sale, lease, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) by the Issuer or any Restricted Subsidiary, including by means of a merger, consolidation, amalgamation or similar transaction (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of the Issuer, whether in a single transaction or a series of related transactions, other than to the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer, provided that no such issuance or sale to the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer shall alter the status of any Subsidiary as a First-Tier Subsidiary of the Issuer if such Subsidiary would have been a First-Tier Subsidiary of the Issuer in the absence of such issuance or sale, in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment, in each case, in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Fundamental Change and with respect to which the Issuer complies with Article XI;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d) any disposition (in a transaction or series of related transactions) of assets of the Issuer or any Restricted Subsidiary or any issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued, as applicable, have an aggregate Fair Market Value of less than $25.0 million;

(e) any disposition of property or assets to the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer;

(f) any exchange (other than with a Person that is an Affiliate of the Issuer) of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business or services (including in connection with any outsourcing arrangements), in each case of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole and, as an additional condition, the Issuer shall have determined that the requirements of this clause (f) have been satisfied;

(g) foreclosure or any similar action with respect to any property or other asset of the Issuer or any Restricted Subsidiary;

(h) any sales or other dispositions of inventory in the ordinary course of business and consistent with past practice;

(i) (i) any grant of any non-exclusive license or sublicense of patents, trademarks, know-how or any other intellectual property in the ordinary course of business or (ii) any grant of any exclusive license or sublicense of patents, trademarks, know-how or any other intellectual property in the ordinary course of business for which the Issuer or a Restricted Subsidiary receives Fair Market Value and which would not materially impair or degrade the value or goodwill of such patents, trademarks, know-how or other intellectual property;

(j) any disposition deemed to arise or occur in connection with any grant of a Permitted Lien;

(k) any disposition of property pursuant to the Call Right Agreements;

(l) any disposition deemed to arise or occur in connection with performance of obligations under an Operations Management Agreement;

(m) [Reserved];

(n) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business (exclusive of factoring or similar arrangements);

(o) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind that occur, with respect to this clause (o), in the ordinary course of business;

(p) any disposition expressly contemplated by the Transactions; and

(q) any leases, subleases, easements (including grants of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefitting tenants), rights of way, rights of access, dedications of space or other dispositions of property (including in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of a Project), licenses or sublicenses with respect to any real or personal property entered into by the Issuer or a Restricted Subsidiary, provided that (A) the Issuer or a Restricted Subsidiary of the Issuer shall be required, as applicable, to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space, to the extent applicable, and (B) such transaction, lease, sublease, easement, license or sublicense (i) is in the ordinary course of business and consistent with past practice and (ii) would not reasonably be expected to materially interfere with, or materially impact or detract from, the operation of any Project or the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

With respect to clause (f) above (with respect to the determination of whether assets or services of comparable or greater value or usefulness are to be received), prior to entering into any such exchange to be recorded under such clause (f), and as a condition to the making of any such exchange, the Issuer will deliver to the Trustee an Officer’s Certificate stating that the disinterested members of the Board of Directors of the Issuer have determined, based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the value of any such exchange exceeds $75.0 million, that such exchange is permitted, setting forth the basis upon which the calculations required by such clause (f) were computed, together with a copy of any required resolutions of the Board of Directors and of any fairness opinion or appraisal required by this Indenture.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement Documents, (including after termination of any such Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof, including, without limitation, amounts pursuant to letters of credit.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially own” and “beneficially owned” have a corresponding meaning.

“Bid Solicitation Agent” means the Person appointed by the Issuer, from time to time, to solicit secondary market bid quotations for the Trading Price of the Notes in accordance with Section 10.01(b)(ii) hereof. The Trustee will be the initial Bid Solicitation Agent. The Issuer may appoint another person (other than an Affiliate) as the Bid Solicitation Agent without prior notice to holders.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof. Unless otherwise indicated in this Indenture, all references to Board of Directors shall mean the Board of Directors of the Issuer.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary, the General Counsel or an Officer of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close in New York City or in the city where the Corporate Trust Office of the Trustee is located.

“Call Right Agreements” means each of (i) the Call Right Agreement among VICI Properties LP and the Issuer relating to Harrah’s Atlantic City, (ii) the Call Right Agreement among VICI Properties LP and the Issuer relating to Harrah’s Laughlin and (iii) the Call Right Agreement among VICI Properties LP and the Issuer relating to Harrah’s New Orleans, in each case, as amended, restated, supplemented or otherwise modified from time to time, provided that any such amendment, restatement, supplement or other modification is not less favorable than the terms of such agreements as in effect on the Issue Date, taken as a whole, to the Issuer and its Restricted Subsidiaries.

“Capital Markets Indebtedness” means any Indebtedness consisting of (i) Bank Indebtedness, other Indebtedness Incurred under any Credit Agreement or any other credit facility Indebtedness or (ii) bonds, debentures, notes or any other similar debt securities.

“Capital Stock” means:

(1) in the case of a corporation, any and all shares of corporate stock (however designated);

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Issuer or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Issuer and its Restricted Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Issuer as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Issuer and its Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment, or (b) did not exist on the Issue Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations or long-term financial obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Issuer and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are required to be reflected as capitalized costs on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) U.S. dollars and, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, pounds sterling, euros, the national currency of any member state in the European Union (other than Greece, Spain, Portugal or Italy) or such local currencies held by it from time to time in the ordinary course of business;

(2) (i) securities issued or directly and fully guaranteed or insured by the U.S. government or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, securities issued or directly and fully guaranteed or insured by any country that is a member of the European Union (other than Greece, Spain, Portugal or Italy) or, with respect to clauses (i) and (ii), any agency or instrumentality thereof in each case maturing not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization (as defined in Section 3(a)(62) of the Exchange Act) or any international Affiliate thereof);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization (as defined in Section 3(a)(62) of the Exchange Act) or any international Affiliate thereof) and, in each case, maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization (as defined in Section 3(a)(62) of the Exchange Act) or any international Affiliate thereof) in each case with maturities not exceeding one year from the date of acquisition; and

(7) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (6) above.

“Close of Business” means 5:00 p.m., New York City time.

“CEOC” means Caesars Entertainment Operating Company, LLC, a Delaware limited liability company, as successor to Caesars Entertainment Operating Company, Inc. upon consummation of the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, subject to Section 10.08, the shares of common stock, par value $0.01 per share, of the Issuer authorized at the date of this Indenture as originally executed or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of Notes shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Consolidated Depreciation and Amortization Expense” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of the Issuer and its Restricted Subsidiaries for such period on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Issuer and its Restricted Subsidiaries, determined in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income, including, without duplication, (i) amortization of original issue discount and debt issuance costs, (ii) the interest component of Capitalized Lease Obligations,

(iii) net payments and receipts (if any) pursuant to interest rate Hedging Obligations (including the amortization of fees), (iv) any non-cash interest payments, (v) interest expense attributable to the actual or implied Indebtedness Incurred in connection with any Sale/Leaseback Transaction, (vi) commissions, discounts and other fees and charges incurred in respect of any financing, letter of credit or bankers’ acceptances; plus (vii) any of the foregoing interest expense on Indebtedness of another Person that is guaranteed by the Issuer or one of its Restricted Subsidiaries or secured by a Lien on assets of the Issuer or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus (viii) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of the Issuer or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; plus

(2) consolidated capitalized interest of the Issuer and the Restricted Subsidiaries for such period, whether paid or accrued; minus

(3) interest income for such period.

For purposes of this definition, (i) interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate implicit in such Capitalized Lease Obligation in accordance with GAAP and (ii) lease payments under the Master Leases shall not be included as part of Consolidated Interest Expense.

“Consolidated Leverage Ratio” means, with respect to the Issuer and its Restricted Subsidiaries on a consolidated basis, at any date, the ratio of (i) Consolidated Total Indebtedness of the Issuer and the Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the aggregate amount of cash and Cash Equivalents in excess of all Restricted Cash that would be stated on the consolidated balance sheet of the Issuer and the Restricted Subsidiaries and held by the Issuer and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of the Issuer and its Restricted Subsidiaries for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case, with respect to an operating unit of a business that the Issuer or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) or discontinued operations (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation or discontinued operation, in each case, with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation or consolidation had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in accordance with Regulation S-X of the SEC.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

Solely for the purpose of calculating the Consolidated Leverage Ratio under this Indenture, (i) Obligations under Third Party Master Leases (including, for the avoidance of doubt, the guarantee of such Obligations) shall be deemed not to be included as Consolidated Total Indebtedness and (ii) lease payments under such Third Party Master Leases shall not be included as part of Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the aggregate of the consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period, on a consolidated basis in accordance with GAAP; provided, however, that, without duplication:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, including one-time costs and expenses relating to, (a) curtailments or modifications to pension and post-retirement employee benefit plans, (b) reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and facilities closing costs, (c) acquisition integration costs, (d) facilities opening costs, (e) project start-up costs, (f) business optimization costs, (g) the hiring of professionals in connection with IT, accounting and systems optimization programs or the implementation of programs for efficiency gains, and (h) the Transactions, in each case, shall be excluded up to a maximum of (i) $20.0 million for fiscal year 2017, and (ii) the greater of (x) $10.0 million and (y) 0.75% of EBITDA per year thereafter.

(2) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, or charges resulting from the adoption of fresh start accounting (including reorganization charges and election of push-down accounting principles), shall be excluded;

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) any net after-tax income or loss from abandoned, closed or discontinued operations and any net after-tax gains or losses on disposal of abandoned, closed or discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of the Issuer, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of “Cumulative Credit,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (without duplication) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) [Reserved];

(10) any impairment charges or asset write-offs, and the amortization of intangibles, in each case arising pursuant to the application of GAAP shall be excluded;

(11) any non-cash compensation charge or expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12) [Reserved];

(13) accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or changes in accruals and reserves as a result of adoption or modification of accounting policies shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of the Issuer and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17) (a) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period), provided that any amounts included based on this clause (b) of this paragraph (17) that exceed $25.0 million shall be approved by the Board of Directors for purposes of compliance with clause (b) of this paragraph (17); and

(18) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Net Income).

Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from the Issuer’s Subsidiaries (both Restricted Subsidiaries and Unrestricted Subsidiaries) to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such Section 4.04 pursuant to clauses (4) of the definition of “Cumulative Credit.”

“Consolidated Non-Cash Charges” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of the Issuer and the Restricted Subsidiaries reducing Consolidated Net Income of the Issuer for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the provision for taxes based on income, profits or capital, including, without limitation, federal, state, franchise, property, excise and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations).

“Consolidated Total Indebtedness” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries (excluding any Hedging Obligations, undrawn letters of credit and the deferred and unpaid purchase price of any property or services), plus (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and its Restricted Subsidiaries and all Preferred Stock of its Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Director” means a director who either was a member of the Board of Directors of the Issuer on the Issue Date or who becomes a member of the Board of Directors of the Issuer subsequent to that date and whose election, appointment or nomination for election by the stockholders of the Issuer is duly approved by a majority of the Continuing Directors on the Board of Directors of the Issuer at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Issuer on behalf of the entire Board of Directors of the Issuer in which such individual is named as nominee for director.

“Conversion Price” means, in respect of each Note, as of any date, $1.00 divided by the Conversion Rate in effect on such date.

“Conversion Rate” means initially 0.138998325 shares of Common Stock per $1.00 principal amount of Notes, subject to adjustment as set forth herein.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this Indenture is located at 251 Little Falls Drive, Wilmington, DE 19808, or such other address as the Trustee may designate from time to time by notice to the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Issuer).

“Credit Agreement” means (i) (A) the credit agreement, dated as of the Issue Date, among CEOC, the financial institutions named therein, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent (the “CEOC Credit Agreement”), (B) the First Lien Credit Agreement, dated as of October 11, 2013, among Caesars Entertainment Resort Properties, LLC and the other borrowers named therein, the institutions named therein and Citicorp North America, Inc., as Administrative Agent and (C) First Lien Credit Agreement, dated as of May 8, 2014, among Caesars Growth Properties Parent, LLC, Caesars Growth Properties Holdings, LLC, the institutions named therein and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, in each case, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreements referred to in clause (i) remain outstanding, if designated by the Issuer in connection with a concurrent refinancing of Bank Indebtedness to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period), from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case of such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net cash proceeds received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or trust established by the Issuer or any of its Restricted Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash after the Issue Date (other than Refunding Capital Stock and Disqualified Stock), plus

(4) 100% of the aggregate amount received by the Issuer or any of its Restricted Subsidiaries in cash received by the Issuer or any of its Restricted Subsidiaries after the Issue Date from:

(a) the sale or other disposition (other than to the Issuer or any of its Restricted Subsidiaries) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions in cash of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any Restricted Subsidiary), in each case excluding Restricted Investments in any Unrestricted Subsidiaries, equal to the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, or

(b) a distribution or dividend from an Unrestricted Subsidiary, plus

(5) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value of the Investment of the Issuer or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such investment shall exceed $25.0 million shall be approved pursuant to a board resolution by the Board of Directors) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable).

“Daily Conversion Value” means, for each of the 20 consecutive VWAP Trading Days during any Observation Period, one-twentieth (1/20th) of the product of (i) the Conversion Rate in effect on such VWAP Trading Day and (ii) the Daily VWAP on such VWAP Trading Day.

“Daily VWAP” means, for each of the 20 consecutive VWAP Trading Days during the applicable Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CZR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such VWAP Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Issuer). The “Daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the Consolidated Net Income for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges; plus

(3) Consolidated Depreciation and Amortization Expense; plus

(4) Consolidated Non-Cash Charges; plus

(5) any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence, modification or repayment of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Incurrence of the Notes and the Bank Indebtedness and (ii) any amendment or other modification of the Notes or other Indebtedness; plus

(6) [Reserved]; plus

(7) [Reserved]; plus

(8) any costs or expense Incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9) Pre-Opening Expenses;

less, without duplication,

(10) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock).

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means the Indebtedness of the Issuer and its Restricted Subsidiaries that is outstanding on the Issue Date.

“Fair Market Value” means, with respect to any asset or property other than cash, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing, able and unaffiliated buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First-Tier Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned directly by such Person (and not by one or more Subsidiaries of such Person).

“Fixed Charges” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such period; and

(2) all cash and non-cash dividends paid, declared, accrued or accumulated on any series of Preferred Stock or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries except for dividends payable in the Issuer’s Capital Stock (other than Disqualified Stock) or paid to the Issuer or to a Wholly Owned Restricted Subsidiary.

“Foreign Subsidiary” means a Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Subsidiary.

A “Fundamental Change” will be deemed to have occurred if any of the following occurs after the time the Original Notes are originally issued:

(1) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer;

(2) the consummation of (A) any share exchange, exchange offer, tender offer, reclassification, recapitalization, consolidation, amalgamation or merger of the Issuer pursuant to which all of the Common Stock will be converted into cash, securities or other property; or (B) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than one of the Restricted Subsidiaries; provided that a transaction described in clause (A) above pursuant to which the persons that “beneficially owned”, directly or indirectly, Issuer’s Voting Stock immediately prior to such transaction “beneficially own”, directly or indirectly, at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving or transferee Person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “Fundamental Change”;

(3) the holders of Issuer’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with this Indenture);

(4) the Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors); or

(5) the first day on which Continuing Directors cease to constitute at least a majority of the Board of Directors of the Issuer;

provided, however, a “Fundamental Change” will not be deemed to have occurred if at least 90% of the consideration paid for Common Stock in a transaction or transactions described under clause (2) above, excluding cash payments for any fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common equity listed or quoted on The New York Stock Exchange, The NASDAQ Global Select Market, or The NASDAQ Global Market (or any of their respective successors), or will be so listed or quoted promptly after such transaction, and, as a result thereof, such consideration becomes the Reference Property for the Notes.

“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary (but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment) or any other Person that does not constitute a Subsidiary of such Person.

“Gaming Authorities” means, in any jurisdiction in which the Issuer or any of its Subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after the Issue Date have, jurisdiction over the gaming activities of the Issuer or any of its Subsidiaries, or any successor to such authority or (b) is, or may at any time after the Issue Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treaties, laws and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino or gaming businesses or activities of the Issuer or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, or take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part (including, without limitation, by way of pledge of assets or through letters of credit and reimbursement agreements in respect thereof); provided, that the term “guarantee” does not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any:

(1) currency exchange, interest rate (whether from fixed to floating or from floating to fixed) or commodity swap agreements, currency exchange, interest rate or commodity cap and/or collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for. If any Person becomes a Restricted Subsidiary on any date after the Issue Date (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Indebtedness and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred on such date for the purposes of Section 4.03 but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.06. The accretion of original issue discount will not be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, including, without limitation, indebtedness evidenced by bonds, notes, debentures or similar instruments, (b) in respect of letters of credit, bankers’ acceptances or other similar instruments (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property or services (except any such balance that constitutes (i) trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto or such services are completed, as the case may be, (d) in respect of Capitalized Lease Obligations, and (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than (a) by endorsement of negotiable instruments for collection in the ordinary course of business and (b) ordinary course performance guarantees that do not guarantee Indebtedness); and

(3) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed (A) not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) Obligations under the Master Leases (including, for the avoidance of doubt, the guarantee of such Obligations) and (B) for the avoidance of doubt, to include, without duplication, the guarantee by the Issuer of any Indebtedness of CEOC or any of the Subsidiaries of CEOC.

The amount of Indebtedness of any Person will be deemed to be:

(A) with respect to Contingent Obligations that constitute Indebtedness, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B) with respect to Indebtedness secured by a Lien on an asset of such Person, but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Indebtedness;

(C) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; provided, however, that (1) the amount of Indebtedness outstanding at any date of determination will include the increase in the amount of such Indebtedness in connection with any amortization of original issue discount and (2) in the event of any bankruptcy or reorganization of the Person which has Incurred the Indebtedness, then the full face amount of such Indebtedness will be deemed to be outstanding;

(D) with respect to any Hedging Obligation, the net amount payable if the applicable Hedging agreement terminated at that time due to default by such Person; and

(E) otherwise, the outstanding principal amount thereof.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Interest Payment Date” has the meaning set forth in Exhibit A hereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Issuer and its Restricted Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States (other than Greece, Spain, Portugal or Italy) customarily utilized for high quality investments and, in each case, with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct and indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or other extensions of credit, or capital contributions (excluding travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, as applicable, together with all items that are, or are required to be, classified as investments on a balance sheet prepared in accordance with GAAP.

If the Issuer or any Restricted Subsidiary of the Issuer (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 4.18, the Issuer or Restricted Subsidiary, as applicable, will be deemed to have made an Investment on the date of any such sale or disposition or designation, as applicable, equal to the Fair Market Value of the Issuer’s or Restricted Subsidiary’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.04. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.18. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the first date on which the Original Notes are issued under this Indenture.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, the “Last Reported Sale Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” will be the mid-point of the last bid and last ask prices for the Common Stock on the relevant Trading Day obtained by a nationally recognized independent investment banking firm selected by the Issuer for this purpose. Any such determination will be conclusive absent manifest error.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease or a Master Lease or an agreement to sell assets or property be deemed to constitute a Lien.

“Make-Whole Fundamental Change” means any event that (i) is a Fundamental Change (subject to any exceptions or exclusions to the definition thereof) or (ii) would be a Fundamental Change, but for the proviso in clause (2) of the definition of “Fundamental Change.”

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Common Stock of the Issuer on the date of the declaration of a dividend multiplied by (ii) the arithmetic mean of the Last Reported Sale Price per share of such Common Stock for the 30 consecutive Trading Days immediately preceding the date of declaration of such dividend.

“Market Disruption Event” means, if the Common Stock is listed for trading on The NASDAQ Stock Market or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Scheduled Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Master Lease” means each of (i) the Master Lease (CPLV), among CEOC, each Subsidiary of CEOC party thereto and CPLV Property Owner LLC as “Landlord,” (ii) the Master Lease (Non-CPLV), among CEOC, each Subsidiary of CEOC party thereto and the entities listed on Schedule A thereto as “Landlord,” (iii) the Master Lease (Joliet), among Des Plaines Development Limited Partnership and Harrah’s Joliet Landco LLC as “Landlord” and (iv) one or more additional master leases entered into pursuant to the Call Right Agreements or the Right of First Refusal Agreement, which, in the case of this clause (iv), are in a form that (A) is substantially similar in all material respects to the Master Leases referred to in clauses (i) through (iii) above, (B) taken as a whole, is not less favorable to the holders of the Notes than, the Master Leases referred to in clauses (i) through (iii) above, or (C) results from an arbitration proceeding conducted in accordance with the terms of the Call Right Agreements or the Right of First Refusal Agreement, as applicable, for which the Issuer has used or uses its good faith best efforts to negotiate a Master Lease that complies with sub-clause (A) or (B) of this clause (iv), in each case, as amended, restated, supplemented or otherwise modified from time to time so long as such amendments, restatements, supplements or modifications are not less favorable than the terms of such agreements as in effect on the date of their initial execution, taken as a whole, to the Issuer and its Restricted Subsidiaries.

“Maturity Date” means October 1, 2024.

“MLSA” means each of (i) the Management and Lease Support Agreement (CPLV) among CEOC and Desert Palace LLC, as “Tenant,” CPLV Manager, LLC, as Manager, the Issuer, as Guarantor, and CPLV Property Owner LLC as “Landlord,” (ii) the Management and Lease Support Agreement (Non-CPLV) among CEOC and entities listed on Schedule B thereto, as “Tenant,” Non-CPLV Manager, LLC, as Manager, the Issuer, as Guarantor, and the entities listed on Schedule A thereto, as “Landlord,” (iii) the Management and Lease Support Agreement (Joliet), among Des Plaines Development Limited Partnership, as “Tenant,” Joliet Manager, LLC, as Manager, the Issuer, as Guarantor, and Harrah’s Joliet LandCo LLC as “Landlord,” and (iv) one or more additional management and lease support agreements entered into in connection with Master Leases described in clause (iv) of the definition of such term, which, in the case of this clause (iv), are either in a form that (A) is substantially similar in all material respects to the MLSAs referred to in clauses (i) through (iii) above, (B) taken as a whole, is not less favorable to the holders of the Notes than, the MLSAs referred to in clauses (i) through (iii) above, or (C) results from an arbitration proceeding conducted in accordance with the terms of the Call Right Agreements or the Right of First Refusal Agreement, as applicable, for which the Issuer has used or uses its good faith best efforts to negotiate an MLSA that complies with sub-clause (A) or (B) of this clause (iv), in each case, as amended, restated, supplemented or otherwise modified from time to time so long as such amendments, restatements, supplements or modifications are not less favorable than the terms of such agreements as in effect on the date of their initial execution, taken as a whole, to the Issuer and its Restricted Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any non-cash consideration actually received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received), net of the direct costs relating to such Asset Sale and the sale or disposition of such non-cash consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto or whether such Asset Sale qualifies for non-recognition treatment under Section 1031 of the Code), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)(i)) to be paid as a result of such transaction, and any amounts as a reserve in respect of the sale price of such asset or assets in accordance with GAAP.

“New CEC Common Equity Additional Buyback Amount” shall have the meaning set forth in the Plan as in effect on the Issue Date.

“New Project” means each capital project which is either a new project or a new feature of an existing project owned by the Issuer or a Restricted Subsidiary which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, provided that guarantees of performance by any Person shall not constitute a guarantee of a guarantor, as contemplated by clause (1)(b) so long as any such performance guarantee does not include or constitute a guarantee of Indebtedness;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on any Indebtedness or cause the payment of any Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

“Obligations” means all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of any principal (when due upon acceleration, upon redemption, upon mandatory repayment or repurchase, or otherwise), premium, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees and other amounts accruing during the pendency of any bankruptcy, insolvency, reorganization or similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Observation Period” means, with respect to any Note surrendered for conversion, the 20 consecutive VWAP Trading Days beginning on, and including, the third VWAP Trading Day after the Conversion Date.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in this Indenture, and delivered to the Trustee.

“Open of Business” means 9:00 a.m., New York City time.

“Operations Management Agreement” means (i) each MLSA, (ii) any other operations management agreement or shared services agreement that is in effect on the Issue Date entered into by the Issuer or any of the Restricted Subsidiaries with the Issuer or with any other direct or indirect Subsidiary of the Issuer, and (iii) in the case of each of clauses (i) and (ii), any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Issuer and its Restricted Subsidiaries than the terms of such agreements as in effect on the Issue Date (in the case of such agreements existing on the Issue Date) or as in effect on the date of execution thereof (in the case of MLSAs entered into after the Issue Date in accordance with the terms of this Indenture).

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means, with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received as consideration in connection with an Asset Sale made pursuant to and in compliance with the provisions of Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or any Investment consisting of any extension or renewal of any Investment existing on the Issue Date on the same terms as in existence on the Issue Date; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Issue Date;

(6) [Reserved];

(7) any Investment acquired by the Issuer or any Restricted Subsidiary from persons who are not Affiliates (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments represented by Hedging Obligations permitted under Section 4.03(b)(x);

(9) any Investment by the Issuer or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed $300.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any Restricted Subsidiary having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed $650.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) (x) loans and advances to officers or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice and (y) advances to employees in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock), provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clauses (2) or (3) of the definition of “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (viii), (xi) and (xii) of such Section);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business and consistent with past practice;

(15) [Reserved];

(16) Investments consisting of (a) any grant of any non-exclusive license or sublicense of patents, trademarks, know-how or any other intellectual property in the ordinary course of business; or (b) any grant of any exclusive license or sublicense of patents, trademarks, know-how or any other intellectual property in the ordinary course of business for which the Issuer or a Restricted Subsidiary receives Fair Market Value and which would not materially impair or degrade the value or goodwill of such patents, trademarks, know-how or other intellectual property;

(17) [Reserved];

(18) [Reserved];

(19) [Reserved];

(20) additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (20), having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, of $300.0 million; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

(21) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22) any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business and consistent with past practice; and

(23) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, not to exceed $200.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

With respect to clauses (9), (10), (20) and (23) above, if any such proposed Permitted Investment or series of related Permitted Investments involves the transfer of assets or property, other than cash, then prior to making any such Permitted Investment or series of related Permitted Investments, the Issuer will deliver to the Trustee an Officer’s Certificate stating that the disinterested members of the Board of Directors of the Issuer have determined, based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the value of any such investment exceeds $75.0 million, that the Investment (or series of related Investments) is permitted, setting forth the basis upon which the calculations required by such to clauses (9), (10), (20) and (23) were computed, together with a copy of any required resolutions of the Board of Directors and of any fairness opinion or appraisal required by this Indenture.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for taxes contested in good faith or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) solely with respect to Restricted Subsidiaries of the Issuer, Liens securing Obligations in an aggregate principal amount not to exceed the aggregate principal amount of Indebtedness Incurred pursuant to Section 4.03(a);

(7) Liens existing on the Issue Date after giving effect to the Transactions (other than those permitted by clause (6) of this definition) and Liens required to be Incurred, to the extent required, pursuant to the Master Leases, provided that, except as permitted by this paragraph (7) pursuant to any Master Lease, in no event shall the Issuer, subsequent to the Issue Date, directly or indirectly create, Incur, assume or suffer to exist any Lien on the Capital Stock or Equity Interests of (i) any Subsidiary that is a First-Tier Subsidiary of the Issuer on the Issue Date or (ii) any newly-created First-Tier Subsidiary of the Issuer that, subsequent to the Issue Date, acquires or otherwise owns or controls any Equity Interests of such First-Tier Subsidiaries identified in clause (i) of this paragraph (7);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (including any after acquired property to the extent it would have been subject to the original Lien); provided, however: that (1) such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary and (2) that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than such Person becoming a Subsidiary and Subsidiaries of such Person);

(9) Liens on assets or property or shares of Capital Stock at the time the Issuer or a Restricted Subsidiary acquired the assets or property or shares of Capital Stock, including any acquisition by means of a merger, consolidation or amalgamation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness incurred pursuant to clause (xvi) of Section 4.03(b)) are not created or Incurred in connection with, or in contemplation of, such acquisition or transaction; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition or property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10) [Reserved];

(11) Liens securing Hedging Obligations permitted to be Incurred under this Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the assets securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases (including, without limitation, the Master Leases) and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(15) solely with respect to Restricted Subsidiaries of the Issuer, Liens in favor of the Issuer or any Restricted Subsidiary;

(16) [Reserved];

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) [Reserved];

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness (or Master Lease, in the case of clause (7)) secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on such property), and (y) if such Liens secure Indebtedness, the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (11) and (15) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6);

(21) Liens on equipment of the Issuer or its Restricted Subsidiaries granted in the ordinary course of business to the client of the Issuer or the applicable Restricted Subsidiary at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) [Reserved];

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to, and required by, any joint venture or similar agreement, entered into in the ordinary course of business and consistent with past practice;

(27) [Reserved];

(28) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(29) [Reserved];

(30) easements, covenants, rights of way or similar instruments described in (q) of the definition of “Asset Sale” or otherwise entered into in connection with the Transactions, which in each case do not materially impact a Project in an adverse manner; and

(31) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Issuer or a Restricted Subsidiary designed (A) to merge one or more of the separate parcels thereof together so long as the entirety of each such parcel shall be owned by the Issuer or a Restricted Subsidiary, (B) to separate one or more of the parcels thereof together so long as the entirety of each resulting parcel shall be owned by the Issuer or a Restricted Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means that certain confirmed Third Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code for Caesars Entertainment Operating Company and certain affiliated debtors filed on January 13, 2017 in the jointly administered proceedings commenced by Caesars Entertainment Operating Company, Inc. and certain affiliated debtors, titled In re Caesars Entertainment Operating Company, Inc., et al., Case No. 15-01145 (Bankr. N.D. Ill.) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 in the United States Bankruptcy Court for the Northern District of Illinois.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects that are classified as “pre-opening expenses,” “project open costs” or any similar or equivalent caption on the applicable financial statements of the Issuer and the Restricted Subsidiaries for such period, prepared in accordance with GAAP and consistent with industry practice.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Project” means each project of the Issuer or a Restricted Subsidiary to develop, construct or operate a Similar Business which is either a New Project or a new feature of an existing Project.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Record Date” has the meaning specified in Exhibit A hereto.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for (i) such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under this Indenture and that is secured by such cash or Cash Equivalents and (ii) cash and Cash Equivalents constituting customary “cage cash.”

“Restricted Holders” means (i) Hamlet Holdings, LLC and any of its Affiliates, (ii) Apollo Global Management, LLC and any of its Affiliates and (iii) TPG Capital, L.P. and any of its Affiliates, including, in each case, for the avoidance of doubt, any of their respective portfolio companies. For the avoidance of doubt, Restricted Holders shall not include the Issuer or any of its Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Reversion Date” means the date on which one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the credit rating assigned to the Notes below an Investment Grade Rating.

“Right of First Refusal Agreement” means the Right of First Refusal Agreement, by and between the Issuer and VICI Properties LP.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to another Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means any business conducted by the Issuer and its Subsidiaries as of the Issue Date and any reasonable extension, development or expansion thereof or any business or activity of the kind that is reasonably similar, related or complementary thereto or incidental or ancillary thereto.

“Stated Maturity” means (i) with respect to any Indebtedness, the date specified as the fixed date on which the final installment of principal of such Indebtedness is due and payable or (ii) with respect to any scheduled installment of principal of, or interest on, any Indebtedness, the date specified as the fixed date on which such installment is due and payable, as set forth in the documentation governing such Indebtedness, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Indebtedness” means any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other

Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Suspension Period” means the period of time between a Covenant Suspension Event and the related Reversion Date.

“Third Party Master Lease” means any master lease entered into between the Issuer or a Restricted Subsidiaries of the Issuer, on the one hand, and any third-party landlord that is not an Affiliate of the Issuer or any of its Subsidiaries, on the other hand, with respect to any leased property, the primary use of which shall be the operation or development of a hotel, casino, simulcasting facility, card club, racetrack, dogtrack or other gaming and gambling facility and any ancillary retail and/or entertainment facilities customary for any of the foregoing, which master lease shall be in a form that (A) is substantially similar in all material respects to the Master Leases referred to in clauses (i) through (iv) of the definition of “Master Lease” or (B) taken as a whole, is not less favorable to the holders of the Notes than, the Master Leases referred to in clauses (i) through (iv) of the definition of “Master Lease.”

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Trading Day” means a Scheduled Trading Day on which (i) there is no Market Disruption Event, and (ii) trading in the Common Stock generally occurs on The NASDAQ Stock Market or, if the Common Stock is not then listed on The NASDAQ Stock Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a “Business Day.”

“Transactions” means (i) the issuance of the Notes and the entry into of the CEOC Credit Agreement, (ii) the formation of VICI Properties LP and its Subsidiaries and the transfer of assets from the Issuer and its Subsidiaries to VICI Properties LP and its Subsidiaries as contemplated by the Plan, (iii) the execution, delivery and performance of each Master Lease in clauses (i) through (iv) of the definition of Master Lease and each MLSA identified in clauses (i) through (iv) of the definition of MLSA, (iv) the merger of Caesars Acquisition Company with and into the Issuer, with the Issuer remaining as the surviving entity, (v) other transactions referred to in or expressly contemplated by the Plan and (vi) in each case, the other transactions expressly contemplated by or entered into in connection therewith.

“Transfer Agent” means, initially, Computershare Trust Company, N.A., in its capacity as the transfer agent for the Common Stock, and any successor entity acting in such capacity.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.07, is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time from Persons who are not Affiliates of the Issuer;

(3) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, provided that, clause (a) shall not apply to the extent the Issuer or any Restricted Subsidiaries is able to make, and does make, any such subscription by using an available Permitted Investment; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

As of the Issue Date, the companies identified on Schedule I to this Indenture are the Unrestricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers or other governing body of such Person.

“VWAP Market Disruption Event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock or in any options contracts or future contracts relating to the Common Stock.

“VWAP Trading Day” means a Scheduled Trading Day on which (i) there is no VWAP Market Disruption Event and (ii) trading in the Common Stock generally occurs on The NASDAQ Stock Market or, if the Common Stock is not then listed on The NASDAQ Stock Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “VWAP Trading Day” means a “Business Day.”

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.07(a)
“Agent Members”	Appendix A
“Applicable Price”	10.07(c)
“Asset Sale Offer”	4.06(b)(ii)
“Asset Sale Offer Period”	4.06(e)
“Bankruptcy Law”	6.01(j)
“Clause A Distribution”	10.05(c)
“Clause B Distribution”	10.05(c)
“Clause C Distribution”	10.05(c)
“Clearstream”	Appendix A
“Collective Election”	10.08(a)
“Conversion Agent”	2.04(a)
“Conversion Date”	10.02(a)
“Conversion Notice”	10.02(a)
“Conversion Shares”	10.03(a)(iv)
“Covenant Suspension Event”	4.16
“Custodian”	6.01
“Definitive Note”	Appendix A
“Depository”	Appendix A
“Disqualified Holder”	2.15
“Distributed Property”	10.05(c)
“Euroclear”	Appendix A
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Fundamental Change Expiration Time”	11.03(a)(i)
“Fundamental Change Notice”	11.02(a)
“Fundamental Change Purchase Date”	11.01
“Fundamental Change Purchase Offer”	11.01
“Fundamental Change Purchase Price”	11.01
“Global Notes”	Appendix A
“Global Notes Legend”	Appendix A
“Increased Amount”	4.12(d)
“Initial Default”	6.01
“Issuer”	Preamble
“Make-Whole Applicable Increase”	10.07(b)
“Make-Whole Cap”	10.07(b)
“Make-Whole Consideration”	10.07(a)
“Make-Whole Conversion Period”	10.07(a)
“Make-Whole Effective Date”	10.07(b)
“Mandatory Conversion”	10.13(a)
“Mandatory Conversion Date”	10.13(b)
“Mandatory Conversion Notice”	10.13(b)
“Mandatory Conversion Notice Date”	10.13(b)
“Mandatory Conversion Trigger Period”	10.13(a)
“Mandatory Redemption Price”	2.15
“Notes”	Recitals
“Notes Custodian”	Appendix A
“Notice of Default”	6.01

Term	Defined in Section
“Offer Expiration Date”	10.05(e)
“Original Notes”	Recitals
“Paying Agent”	2.04(a)
“protected purchaser”	2.08
“Reference Property”	10.08(a)
“Refinancing Indebtedness”	4.03(b)(xv)
“Refunding Capital Stock”	4.04(b)(ii)
“Registrar”	2.04(a)
“Restricted Payments”	4.04(a)
“Retired Capital Stock”	4.04(b)(ii)
“Settlement Amount”	10.03(a)(ii)
“Share Exchange Event”	10.08(a)
“Spin-Off”	10.05(c)
“Successor Issuer”	5.01(a)(i)
“Suspended Covenants”	4.16
“Trigger Event”	10.05(c)
“Valuation Period”	10.05(c)

SECTION 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated in and made part of this Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer and any other obligor on the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer thereof dated such date prepared in accordance with GAAP;

(h) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(j) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

Article II.

THE NOTES

SECTION 2.01 Amount of Notes. The aggregate principal amount of Original Notes which may be authenticated and delivered under this Indenture on the Issue Date is $1,119,060,000.

The Issuer may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 4.06(f), 11.06 or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depository for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes.

The Original Notes, including any Additional Notes, shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Original Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number, if applicable.

SECTION 2.02 Form and Dating. Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Original Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in denominations of $100 and any integral multiples of $1.00 in excess thereof; provided that Notes may be issued in denominations of less than $100 solely to accommodate book-entry positions that have been created by the Depository in denominations of less than $100.

SECTION 2.03 Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer (a) Original Notes for original issue on the date of this Indenture in an aggregate principal amount of $1,119,060,000, (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Original Notes or Additional Notes, the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $100 and integral multiples of $1.00 in excess of $100.

One Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04 Registrar, Paying Agent and Conversion Agent.

(a) The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”) and (iii) an office or agency where the Notes may be presented for conversion (the “Conversion Agent”). The Registrar shall keep a register of the Notes and of their transfer, exchange, repurchase, redemption and conversion. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuer initially appoints the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes and Computershare Inc. or one of its affiliates as Conversion Agent.

(b) The Issuer may enter into an appropriate agency agreement with any Registrar, Paying Agent or Conversion Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar, Paying Agent or Conversion Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Issuer or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent, Registrar or Conversion Agent.

(c) The Issuer may remove any Registrar, Paying Agent or Conversion Agent upon written notice to such Registrar, Paying Agent or Conversion Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar, Paying Agent or Conversion Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar, Paying Agent or Conversion Agent until the appointment of a successor in accordance with clause (i) above. The Registrar, Paying Agent or Conversion Agent may resign at any time upon written notice to the Issuer and the Trustee; provided, however, that the Trustee may resign as Paying Agent, Registrar or Conversion Agent only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.05 Paying Agent to Hold Money in Trust. Prior to each due date of the principal of and cash interest on any Note, the Issuer shall deposit with each Paying Agent (or if the Issuer or a Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and cash interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of holders or the Trustee all money held by a Paying Agent for the payment of principal of and cash interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer or a Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, a Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders.

SECTION 2.07 Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

None of the Trustee, the Paying Agent or the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.08 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Issuer and the Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the

Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform

Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuer and the Trustee. If required by the Trustee or the Issuer, such holder shall furnish an indemnity bond sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuer and the Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10 [Reserved].

SECTION 2.11 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent and Conversion Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, conversion, repurchase, redemption or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, conversion, repurchase, redemption, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.12 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest then borne by the Notes (plus 1% per year and interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the

Trustee and shall promptly mail or cause to be mailed to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.13 CUSIP Numbers, ISINs, Etc. The Issuer in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee of any change in the CUSIP numbers, ISINs and “Common Code” numbers.

SECTION 2.14 Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.06 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

SECTION 2.15 Mandatory Disposition Pursuant to Gaming Laws. Each Person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such Notes, that if any Gaming Authority requires such Person to be approved, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for approval or a license, qualification or finding of suitability within the required time period.

If a Person fails to apply for approval or a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the Gaming Authority) or is notified by a Gaming Authority that it shall not be approved, licensed, qualified or found suitable (a “Disqualified Holder”), the Issuer shall have the right, at its election, (1) to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be required by such Gaming Authority or (2) by notice given at least 30 days, but not more than 60 days, before the redemption date, to redeem such Notes at a redemption price that, unless otherwise directed by such Gaming Authority, shall be at a redemption price that is equal to (a) the price required by applicable law or by order of any Gaming Authority, if applicable, or (b) the lesser of (1) the price that such person paid for the Notes (which will be deemed to be 100% of the principal amount of the Notes with respect to the issuance of the Original Notes on the Issue Date) and (2) 100% of the principal amount of the Notes (the “Mandatory Redemption Price”), in each case, plus accrued and unpaid interest, if any, to the earlier of (x) the redemption date or (y) the date of the denial of an approval or a license or qualification and/or a finding of unsuitability by the Gaming Authority, which may be less than 30 days following the notice of redemption.

Immediately upon a determination by a Gaming Authority that a holder of Notes shall not be approved, licensed, qualified or found suitable, such Person shall not have any further rights with respect to the Notes to:

(a) exercise, directly or indirectly, any right conferred by the Notes; or

(b) receive any interest or any other distribution or payment with respect to the Notes, or any remuneration in any form from the Issuer for services rendered or otherwise, except the Mandatory Redemption Price plus accrued and unpaid interest, if any, to the earlier of (x) the redemption date or (y) the date of the denial of an approval or a license or qualification and/or a finding of unsuitability by the Gaming Authority, which may be less than 30 days following the notice of redemption.

The Issuer shall notify the Trustee and applicable Gaming Authority in writing of any such redemption as soon as practicable. The Issuer shall not be responsible for any costs or expenses any such holder may Incur in connection with its application for a license, qualification or finding of suitability.

Article III.

NO REDEMPTION

SECTION 3.01 No Redemption. Except as set forth in Section 2.15, the Notes are not subject to redemption or any sinking fund payments.

Article IV.

COVENANTS

SECTION 4.01 Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 12:00 p.m. (New York City time) money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02 Reports and Other Information.

(a) Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer shall file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it is required to file them with the SEC),

(i) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(ii) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(iii) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), except to the extent permitted to be excluded by the SEC; and

(iv) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

(b) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer’s consolidated financial statements by the Issuer’s certified independent accountants. In addition, the Issuer will post the reports on its website within the time periods specified in the rules and regulations applicable to such reports and the Issuer will file a copy of each of the reports referred to in sub-clauses (i), (ii) and (iii) of clause (a) above with the SEC for public availability within those time periods (unless the SEC will not accept such a filing).

(c) If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and if any such Unrestricted Subsidiaries or any group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

The Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

(d) The Issuer will also hold quarterly conference calls, beginning with the first fiscal quarter ending after the Issue Date, for all holders of the Notes, prospective investors, and securities analysts to discuss such financial information (which conference call may be satisfied by an earnings conference call by the Issuer consistent with past practice) no later than ten Business Days after the distribution of such information required by clauses (i) or (ii) of Section 4.02(a) and, prior to the date of each such conference call, will announce the time and date of such conference call and either include all information necessary to access the call or inform holders of the Notes, prospective investors and securities analysts how they can obtain such information, including, without limitation, the applicable password or login information (if applicable).

SECTION 4.03 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur, contingently or otherwise, any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Issuer shall not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and its Restricted Subsidiaries may Incur, contingently or otherwise, any Indebtedness (including Acquired Indebtedness) and issue any shares of Disqualified Stock, and Restricted Subsidiaries may issue shares of Preferred Stock, in each case, if the Consolidated Leverage Ratio of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.50 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period;

(b) The limitations set forth in Section 4.03(a) shall not apply to:

(i) [Reserved];

(ii) [Reserved];

(iii) [Reserved];

(iv) [Reserved];

(v) Indebtedness Incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business and consistent with past practice, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Issuer owed to any Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Issuer and its Restricted Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary is expressly subordinated in right of payment to the Obligations of the Issuer under the Notes and unsecured; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations in the ordinary course of business and that are not Incurred for speculative purposes;

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practice or industry practice;

(xii) [Reserved];

(xiii) [Reserved];

(xiv) any guarantee by the Issuer or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Issuer or Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the obligations of the Issuer, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to such obligations with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes;

(xv) the Incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary which serves to renew, refund, refinance, replace or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) and clauses (xv) and (xvi) of this Section 4.03(b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums

(including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that:

(1) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced or defeased (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being renewed, refunded, refinanced, replaced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, or defeased is subordinated in right of payment to the Notes, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) any Indebtedness of a Restricted Subsidiary may only be refinanced by that Restricted Subsidiary or another Restricted Subsidiary, any Indebtedness of the Issuer may only be refinanced by the Issuer, and neither the Issuer nor any Restricted Subsidiary may refinance any Indebtedness of an Unrestricted Subsidiary;

provided, further, that subclause (2) of this clause (xv) will not apply to any refunding or refinancing of any Secured Indebtedness;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of the Restricted Subsidiaries Incurred solely to finance an acquisition or (y) Persons that are acquired by the Issuer or any of the Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of the Restricted Subsidiaries in accordance with the terms of this Indenture, provided that after giving effect to such acquisition or merger, consolidation or amalgamation: either (1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.03(a), or (2) the Consolidated Leverage Ratio of the Issuer and its Restricted Subsidiaries would be no greater than such ratio immediately prior to such acquisition or merger, consolidation or amalgamation.

(xvii) [Reserved]; and

(xviii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence.

The amount of any Indebtedness outstanding as of any date will be: (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and (ii) the principal amount of the Indebtedness, in the case of any other Indebtedness. Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(c) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(d) The amount of any Indebtedness outstanding as of any date will be, in respect of indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of the Indebtedness of the other Persons.

SECTION 4.04 Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of any of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer or indirect holders of the Issuer’s Equity Interests in their capacity as such (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary to the Issuer or another Restricted Subsidiary of the Issuer);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(iii) make any payment on, or redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Issuer except payments of regularly scheduled interest or principal at the Stated Maturity thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Issuer could Incur $1.00 of additional Indebtedness under Section 4.03(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i) and (ii) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (B) thereof), (iv), (x) and (xix) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the amount equal to the Cumulative Credit.

(b) The provisions of Section 4.04(a) shall not prohibit the following provided that, except with respect to clause (i) below, at the time of, and after giving effect to, any Restricted Payment, no Default shall have occurred and be continuing or would occur as a consequence thereof:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration of such dividend or distribution or the consummation of such redemption, as applicable, such payment would have complied with the provisions of this Indenture;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”); and

(B) the declaration and payment of dividends on Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to the Issuer) of Refunding Capital Stock;

(iii) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is Incurred in accordance with Section 4.03 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses Incurred in connection therewith),

(B) such Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value and is not secured,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any Restricted Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $30.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $50.0 million in any calendar year;

(v) any dividend or distribution on the Equity Interests of Des Plaines Development, L.P., so long as the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(vi) [Reserved];

(vii) [Reserved];

(viii) [Reserved];

(ix) [Reserved];

(x) other Restricted Payments (other than dividends or distributions on account of the Issuer’s Equity Interests), taken together with all other Restricted Payments made pursuant to this clause (x), in an aggregate amount not to exceed $125.0 million;

(xi) [Reserved];

(xii) [Reserved];

(xiii) [Reserved];

(xiv) any Restricted Payment used to fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions, whether payable on the Issue Date or thereafter (other than dividends, distributions or other payments in respect of Issuer’s Equity Interests), in each case, to the extent permitted by Section 4.07;

(xv) any Restricted Payment made pursuant to an Operations Management Agreement or Master Lease;

(xvi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xvii) [Reserved];

(xviii) Restricted Payments by the Issuer or any Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xix) dividends or distributions on account of the Issuer’s Equity Interests not otherwise permitted by this Section 4.04 in an aggregate amount of (A) $125.0 million per fiscal year, plus (B) if on any date during any fiscal year on which a declaration of a dividend or distribution (or portion thereof) is made by the Issuer, the Consolidated Leverage Ratio of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date of declaration would have been no greater than 6.0 to 1.00 determined on a pro forma basis, as if the aggregate dividends or distributions made or declared during such fiscal year through, and including, such date of declaration had been made at the beginning of such four-quarter period, additional dividends or distributions for such date of declaration in an amount equal to up to 10.0% of the amount by which Issuer’s Market Capitalization exceeds $5.0 billion on such date of declaration (it being understood that for purposes of determining compliance with this clause (xix), the Issuer may, in its sole discretion, determine whether to classify or divide any dividend or distribution made under this clause (xix) as being made under subclause (A) and/or subclause (B), provided that the Issuer shall not be permitted to subsequently re-divide or re-classify any such dividend or distribution thereafter);

(xx) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Fundamental Change Purchase Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Fundamental Change Purchase Offer have been repurchased, redeemed or acquired for value; and

(xxi) the purchase of Common Stock of the Issuer in an amount up to the unused portion of the New CEC Common Equity Additional Buyback Amount.

(c) The amount of any Restricted Payments (other than cash) to be made pursuant to this Section 4.04 (including in connection with any related determination or calculations required by Section 4.18), will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, as a Restricted Payment. Prior to making any Restricted Payment (other than cash) in an amount greater than $25.0 million, the Issuer will deliver to the Trustee an Officer’s Certificate stating that the disinterested members of the Board of Directors of the Issuer have determined, based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the value of any such Restricted Payment exceeds $75.0 million, that such Restricted Payment is permitted, setting forth the basis upon which the calculations required by this Section 4.04 were computed, together with a copy of any required resolutions of the Board of Directors and of any fairness opinion or appraisal required by this Indenture.

SECTION 4.05 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b) make loans or advances to the Issuer or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions (y) in effect on the Issue Date, including pursuant to the Credit Agreement, the other Credit Agreement Documents, the Master Leases, and any agreement or other instrument entered into on the Issue Date in connection with the Transactions and (z) pursuant to any Master Lease, Third Party Master Lease or MLSA, in each case, permitted by, and entered into in accordance with the terms of, this Indenture;

(2) this Indenture and the Notes;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred;

(5) contracts or agreements for the sale of assets, including any restriction with respect to the Issuer or a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of the Issuer or Restricted Subsidiary pending the sale or other disposition;

(6) [Reserved];

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary transfer restriction provisions contained in joint venture agreements and other similar agreements entered into in the ordinary course of business and consistent with industry practice;

(9) [Reserved];

(10) customary anti-assignment provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business and consistent with past practice;

(11) [Reserved];

(12) other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Issuer or (b) of any Restricted Subsidiary, provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.03;

(13) [Reserved]; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing are no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by any the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06 Asset Sales.

(a) The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(x) the Issuer or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets sold or otherwise disposed of; provided, that consideration reflecting a discount of up to 25% of the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets sold or otherwise disposed of, will satisfy this clause (x) if the Asset Sale (A) relates to the disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), (B) the terms of any such Asset Sale were set forth in the original agreement or other obligation and (C) the Asset Sale is required by an agreement with that Person at the time of such acquisition, and

(y) at least 75% of the consideration therefor received by the Issuer or the Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents, provided that the amount of:

(i) any liabilities of the Issuer or any Restricted Subsidiary (other than liabilities that are owed to Affiliates or that are by their terms subordinated to the Notes), as shown on the Issuer’s or the Restricted Subsidiary’s most recent balance sheet or in the notes thereto, that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee, and

(ii) any notes or other obligations or other securities or assets received by the Issuer or any Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).

(b) Within 12 months after the Issuer’s or a Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary shall apply the Net Proceeds from such Asset Sale, at the Issuer’s option:

(i) to repay Obligations under a Credit Agreement or Secured Indebtedness of the Issuer or a Restricted Subsidiary; provided that, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto in an amount equal to the principal amount so repaid; or

(ii) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), fixed assets or capital expenditures, in each case (A) used or useful in a Similar Business or (B) that replace the properties and assets that are the subject of such Asset Sale.

In the case of Section 4.06(b)(ii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that the Issuer or such Restricted Subsidiary shall be deemed to have applied Net Proceeds in accordance with clause (b)(ii) within such 12-month period if, within such 12-month period, it has entered into a binding commitment or agreement to invest such Net Proceeds and applies such Net Proceeds within 18 months after the receipt of such Net Proceeds; provided further, that in the event that such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds (as defined below) unless the Issuer or such Restricted Subsidiary applies the Net Proceeds to a permitted application pursuant to the first paragraph of this clause (b) within 3 months of such cancellation or termination of the binding commitment. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

Any Net Proceeds in cash from Asset Sales that are not invested or applied as provided and within the time period set forth in the first paragraph of this Section 4.06(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an offer to all holders of Notes (an “Asset Sale Offer”), and, if required by the terms of any Pari Passu Indebtedness, to holders of any Pari Passu Indebtedness, to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness, if applicable), that is at least $100 and an integral multiple of $1.00 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof, if applicable), plus accrued and unpaid interest (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness, if applicable) to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 4.06. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $50.0 million by mailing, or delivering electronically if held by DTC, the notice required pursuant to the terms of Section 4.06(g), with a copy to the Trustee.

To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described in Section 4.06(f). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or suffer to exist any agreement (other than any agreement governing a Credit Agreement for Indebtedness permitted to be incurred pursuant to Section 4.03(a), any agreement governing Existing Indebtedness and any Refinancing Indebtedness solely with respect to the foregoing) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Issuer to make an Asset Sale Offer.

(e) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Issuer shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On or before the purchase date, the Issuer shall irrevocably deposit by 10:00 a.m. New York City time with the Paying Agent an amount equal to the purchase price in respect of all Notes or portions of Notes that have been properly tendered to and are to be accepted by the Issuer. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Asset Sale Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price.

(f) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased. If at the end of the Asset Sale Offer Period more Notes (and Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of DTC, if applicable); provided that no Notes of $100 or less shall be purchased in part. Selection of such Pari Passu Indebtedness, as applicable, shall be made pursuant to the terms of such Pari Passu Indebtedness.

(g) Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or delivered electronically if held at DTC, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

SECTION 4.07 Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, convey, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) unless the following conditions are satisfied, provided that this Section 4.07 shall not apply in connection with any Affiliate Transaction for which (i) the aggregate consideration is less than $25.0 million and (ii) any Restricted Holder is not a party to the prospective Affiliate Transaction:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or such Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving (i) aggregate consideration in excess of $50.0 million or (ii) Affiliate status resulting from any Restricted Holder being a party to the prospective Affiliate Transaction, the Issuer delivers to the Trustee a resolution adopted in good faith by the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving (i) aggregate considerations in excess of $75.0 million or (ii) Affiliate status resulting from any Restricted Holder being a party to the prospective Affiliate Transaction, the Issuer delivers an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing, provided that the requirements of this clause (iii) shall not apply with respect to an Affiliate Transaction where the sole basis for Affiliate status is Issuer’s ownership of 10% or more of a class of Equity Interests of a Person and no Restricted Holder holds any Equity Interests of such Person.

(b) The provisions of Section 4.07(a) shall not apply to the following:

(i) transactions between or among the Issuer and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(ii) Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii) [Reserved];

(iv) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer, any Restricted Subsidiary, or any direct or indirect parent of the Issuer;

(v) [Reserved];

(vi) [Reserved];

(vii) payments or loans (or cancellation of loans) to officers, directors or employees which are approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith;

(viii) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not any less favorable to the holders of Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(ix) the entering into of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of any transaction, agreement or arrangement described in the Plan and, in each case, any amendment thereto; provided, however, that the entering into, or the performance by the Issuer or any Restricted Subsidiary of its obligations under, any amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not any less favorable to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(x) the execution of the Transactions, and the payment of all fees and expenses related to the Transactions or contemplated by the Transactions;

(xi) any transactions made pursuant to any Operations Management Agreement or Master Lease in the ordinary course of business;

(xii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are on terms at least as favorable as could be obtained at such time from an unaffiliated party;

(xiii) [Reserved];

(xiv) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(xv) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(xvi) [Reserved];

(xvii) [Reserved];

(xviii) [Reserved];

(xix) [Reserved];

(xx) [Reserved];

(xxi) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business; and

(xxii) any employment agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business.

(c) With respect to the value of any Affiliate Transactions whose consideration is to be made in assets or property (meaning, other than cash), the value of any such consideration will be the Fair Market Value on the date of the Affiliate Transaction of such assets or property. Prior to making an Affiliate Transaction involving aggregate consideration in excess of $50.0 million, the Issuer will deliver to the Trustee an Officer’s Certificate stating that the disinterested members of the Board of Directors of the Issuer have determined that such Affiliate Transaction is permitted, together with a copy of any required resolutions of the Board of Directors.

(d) Notwithstanding anything in this Section 4.07 to the contrary, in no event shall the Issuer or any of its Restricted Subsidiaries enter into, or make any payments under, any management agreement or other similar agreement with any Restricted Holder that provides for the payment of management, advisory or other similar fees to any such Restricted Holder.

SECTION 4.08 [Reserved].

SECTION 4.09 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending on December 31, 2017, an Officer’s Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period. If he or she does, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto. The Issuer also shall comply with Section 314(a)(4) of the TIA. Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.09, the Trustee shall have no duty to review, ascertain or confirm the Issuer’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.

(b) So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee promptly and in any event within ten days after any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 4.10 Further Instruments and Acts. The Issuer shall, and shall cause its Restricted Subsidiaries to, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.11 [Reserved].

SECTION 4.12 Liens.

(a) (A) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly create, Incur, assume or suffer to exist any Lien that secures any Indebtedness on any asset or property of the Issuer or any Restricted Subsidiary unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien, except Permitted Liens, and (B) notwithstanding the above or any other provision of this Indenture (including with respect to any Permitted Lien), in no event shall the Issuer, directly or indirectly create, Incur, assume or suffer to exist any Lien on the Capital Stock or Equity Interests of (i) any Subsidiary that is a First-Tier Subsidiary of the Issuer on the Issue Date or (ii) any newly-created First-Tier Subsidiary of the Issuer that, subsequent to the Issue Date, acquires or otherwise owns or controls any Equity Interests of such First-Tier Subsidiaries identified in clause (B)(i) of this paragraph (a), provided that, any Permitted Lien Incurred pursuant to any Master Lease in accordance with clause (7) of the definition of “Permitted Liens,” as well as any refinancing thereof permitted under clause (20) of the definition of “Permitted Liens,” shall not be subject to the restrictions set forth in this Section 4.12(a)(B).

(b) Any Lien that is granted to secure the Notes under Section 4.12(a) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes.

(c) For purposes of determining compliance with this Section 4.12, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a), the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the clauses of the definition of “Permitted Liens” or pursuant to Section 4.12(a) and in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to Section 4.12(a).

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of any of the Issuer, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

SECTION 4.13 Business Activities. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

SECTION 4.14 Maintenance of Office or Agency.

(a) The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange or conversion and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee as set forth in Section 13.02.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee or its agent as such office or agency of the Issuer in accordance with Section 2.04.

SECTION 4.15 Payments for Consents. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.16 Covenant Suspension. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), and subject to the provisions of the following paragraph, the Issuer and the Restricted Subsidiaries shall not be subject to Sections 4.03 and 4.04 (collectively the “Suspended Covenants”).

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

The Issuer shall promptly upon its occurrence (1) deliver to the Trustee an Officer’s Certificate notifying the Trustee of the occurrence of any Covenant Suspension Event or Reversion Date, and the date thereof and (2) notify or disclose to Note holders the occurrence of any Covenant Suspension Event. The Trustee shall not have any obligation to monitor the occurrence or dates of any Covenant Suspension Event or Reversion Date and may rely conclusively on such Officer’s Certificate.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 4.03(a) or 4.03(b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Section 4.03(a) or 4.03(b) such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b)(iii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and prior, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.04(a). As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or their Restricted Subsidiaries during the Suspension Period.

For purposes of Section 4.06, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

SECTION 4.17 Taxes. The Issuer will pay, and will cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the holders of the Notes.

SECTION 4.18 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(i) the Issuer could make the Restricted Payment which is deemed to occur upon such designation under Section 4.04 equal to the Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in such Subsidiary at the time of such designation;

(ii) such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(iii) the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default or no Default or Event of Default would be in existence following such designation; and

(iv) the Issuer delivers to the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted under Section 4.04.

(b) If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.04 or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer.

(c) If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary or any other Unrestricted Subsidiary would fail to meet the definition of an “Unrestricted Subsidiary,” then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.03, the Issuer will be in default of such covenant.

(d) The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer if:

(i) the Issuer and its Restricted Subsidiaries could Incur the Indebtedness which is deemed to be Incurred upon such designation under the covenant described under Section 4.03, equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period following such designation;

(ii) the designation would not constitute or cause a Default or Event of Default; and

(iii) the Issuer delivers to the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions, including the incurrence of Indebtedness under the covenant described above under Section 4.03.

Article V.

SUCCESSOR ISSUER

SECTION 5.01 When Issuer May Merge or Transfer Assets.

(a) Subject to the provisions of Section 5.01(b), the Issuer shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, a corporation that is a Wholly Owned Restricted Subsidiary shall become a co-obligor of the Notes;

(ii) the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.03(a); or

(B) the Consolidated Leverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be no greater than or equal to such ratio for such prior Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(v) [Reserved]

(vi) the Successor Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or sale, assignment, transfer, lease, conveyance or other disposition, as the case may be, and such supplemental indentures (if any) comply with this Indenture.

For the purposes of this Section 5.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Issuer to another Person, which properties and assets, if held by the Issuer instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Issuer to another Person.

(b) The Successor Issuer (if other than the prior Issuer) will succeed to, and be substituted for, the Issuer under this Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of Section 5.01(a), (a) the Issuer or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(c) This Article V will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

Article VI.

DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default. An “Event of Default” occurs with respect to Notes if:

(a) there is a default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(b) there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) the failure by the Issuer or any Restricted Subsidiary to comply (for 60 days following notice with respect to such failure to comply) with its other agreements and obligations contained in the Notes or this Indenture (other than a default referred to in clause (a) or (b) above); provided that in the case of a failure to comply with Section 4.02, such period of continuation of such default or breach shall be 90 days following notice with respect to such failure to comply;

(d) the failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent;

(e) either the Issuer or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against either the Issuer or a Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of either the Issuer or a Significant Subsidiary or for any substantial part of their property; or

(iii) orders the winding up or liquidation of either the Issuer or a Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(g) failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days;

(h) [Reserved];

(i) the Issuer fails to satisfy its conversion obligations upon exercise of holder’s conversion rights pursuant hereto (including the failure to pay the Make-Whole Consideration, if any, in connection with such conversion) or upon a Mandatory Conversion and such failure continues for a period of five Business Days; or

(j) the Issuer fails to timely provide a Fundamental Change Notice as required by the provisions of this Indenture, or fails to timely provide any notice pursuant to, and in accordance with, Section 10.07(e), and such failure continues for a period of five Business Days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

However, a default under clause (c) above shall not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (c) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” The Issuer shall deliver to the Trustee, within five (5) Business Days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Issuer is taking or propose to take with respect thereto.

If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then, at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default will also be cured without any further action. In addition, any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.02 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 4.02 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 6.02 Acceleration. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in Section 6.01(d) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

SECTION 6.04 Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder affected. When a Default is waived, it is deemed cured and the Issuer, the Trustee and the holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05 Control by Majority. The holders of a majority in principal amount of Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, if the Trustee, being advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors or trustees, executive committee, or a trust committee of directors or trustees and/or Trust Officers shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06 Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to this Indenture unless:

(i) such holder has previously given the Trustee notice that an Event of Default is continuing,

(ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(iii) such holders have offered the Trustee reasonable security or indemnity satisfactory to the Trustee against any loss, liability or expense,

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b) A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

SECTION 6.07 Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any holder to receive payment of principal of and interest on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

SECTION 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

SECTION 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuer its creditors or its property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10 Priorities. Any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Issuer’s obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee (acting in any capacity hereunder or in connection herewith, including any predecessor Trustee) for amounts due under Section 7.07;

SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuer.

The Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section. At least 15 days before such record date, the Trustee shall mail to each holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

SECTION 6.12 Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Article VII.

TRUSTEE

SECTION 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraphs (b) or (d) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

(h) Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

SECTION 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely on any and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) Subject to Section 7.01(c), the Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k) The Trustee shall not be deemed to have knowledge of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(l) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m) The Trustee shall not be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire;

flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(p) The Trustee shall have no duty to monitor or investigate the Issuer’s compliance with or breach of any representation, warranty, covenant or duty made in this Indenture. Delivery of reports, information and documents under Section 4.02 of this Indenture is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any of the information therein including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates provided to it by the Issuer).

SECTION 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Conversion Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, if any, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. In accepting the trust hereby created, the Trustee acts solely as Trustee for the holders of the Notes and not in its individual capacity and all persons, including without limitation the holders of Notes and the Issuer having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Issuer’s compliance with or the breach of, or cause to be performed or observed, any representation, warrant, or covenant, or agreement of any Person, other than the Trustee made in this Indenture.

SECTION 7.05 Notice of Defaults. If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to each holder notice of the Default within 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice if it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the holders. The Issuer is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

SECTION 7.06 Reports by Trustee to the Holders. As promptly as practicable after each June 30 beginning with the June 30 following the date of this Indenture, and in any event prior to June 30 in each year, the Trustee shall mail to each holder a brief report dated as of such June 30 that complies with Section 313(a) of the TIA if and to the extent required thereby. The Trustee shall also comply with Section 313(b) of the TIA.

A copy of each report at the time of its mailing to the holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07 Compensation and Indemnity. The Issuer shall pay to the Trustee (acting in any capacity hereunder or in connection herewith) from time to time such compensation, as the Issuer and the Trustee shall from time to time agree in writing, for the Trustee’s acceptance of this Indenture and its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee (acting in any capacity hereunder or in connection herewith) upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall indemnify the Trustee (acting in any capacity hereunder or in connection herewith), including its officers, directors, employees and agents, and shall hold them harmless, against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses), including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuer, any holder or any other Person). The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer of its indemnity obligations hereunder. The Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s expense in the defense. Such indemnified parties may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer needs not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct or gross negligence.

To secure the Issuer’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s payment obligations pursuant to this Section shall survive the satisfaction and discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee or the termination for any reason of this Indenture. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08 Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Issuer. The holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Issuer or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the holders of 10% in principal amount of the Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation or banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

SECTION 7.11 Preferential Collection of Claims Against the Issuer. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated herein.

Article VIII.

DISCHARGE OF INDENTURE

SECTION 8.01 Discharge of Liability on Notes.

(a) This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee and surviving rights of registration of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust pursuant to the second paragraph of Section 8.04) have been delivered to the Trustee for cancellation or (b) all of the Notes (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) the Issuer has paid all other sums payable under this Indenture; and

(iii) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Notwithstanding clause (a) above, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article VIII and Article X shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07 and 8.06 shall survive such satisfaction and discharge.

SECTION 8.02 [Reserved].

SECTION 8.03 Application of Trust Money. The Trustee shall hold in trust money deposited with it pursuant to this Article VIII. It shall apply the deposited money through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged.

SECTION 8.04 Repayment to Issuer. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuer upon request any money held by it as provided in this Article which, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge in accordance with this Article.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05 [Reserved].

SECTION 8.06 Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or shares of Common Stock, or both, as the case may be, in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes so discharged shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or and shares of Common Stock in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of, or interest on, any such Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or shares of Common Stock, if any, held by the Trustee or any Paying Agent.

Article IX.

AMENDMENTS AND WAIVERS

SECTION 9.01 Without Consent of the Holders.

(a) The Issuer and the Trustee may amend this Indenture or the Notes without notice to or consent of any holder, provided that such amendment does not adversely affect the rights of any holder of Notes, it being understood that the taking of any action otherwise expressly contemplated by this Indenture shall not be adverse to the rights of such holders:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii) to provide for the assumption by a Successor Issuer of the obligations of the Issuer under this Indenture and the Notes;

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(iv) to add a guarantor or collateral with respect to the Notes or to secure the Notes;

(v) to permit the Transactions in accordance with their terms;

(vi) to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power herein conferred upon the Issuer;

(vii) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of this Indenture under the TIA;

(viii) to make changes to provide for the issuance of any Additional Notes (including, without limitation, to add customary registration rights, exchange mechanics and related provisions), which shall have terms substantially identical in all material respects to the Original Notes (other than with respect to customary registration rights), and which shall be treated, together with any outstanding Original Notes, as a single issue of securities; or

(ix) upon the occurrence of a Share Exchange Event, solely (x) to provide that the Notes are convertible into Reference Property, as required under Section 10.08, and (y) to effect the related changes to the terms of the Notes required under Section 10.08, in each case, in accordance with the applicable provisions hereof.

(b) After an amendment under this Section 9.01 becomes effective, the Issuer shall mail to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

SECTION 9.02 With Consent of the Holders.

(a) The Issuer and the Trustee may amend this Indenture with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each holder of an outstanding Note affected, an amendment may not:

(1) reduce the amount of Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any Note,

(3) reduce the principal of or change the Stated Maturity of any Note,

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III,

(5) make any Note payable in money other than that stated in such Note,

(6) expressly subordinate the Notes to any other Indebtedness of the Issuer,

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor, or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(8) adversely affect the conversion rights of any holder or impair the right to receive delivery of the number of shares of Common Stock due upon conversion pursuant to the terms of this Indenture or to provide for settlement of the Notes upon conversion in cash or a combination of cash and shares,

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(10) reduce the Fundamental Change Purchase Price of any Note or amend or modify in any manner adverse to the rights of the holders of the Notes the Issuer’s obligation to pay the Fundamental Change Purchase Price, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Issuer shall mail to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03 Compliance with Trust Indenture Act. From the date on which this Indenture is qualified under the TIA, every amendment, waiver or supplement to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04 Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of consents by the holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer and the Trustee.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 9.06 Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03) and that all conditions precedent to the execution and delivery of the supplemental indenture have been complied with.

SECTION 9.07 Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.14.

Article X.

CONVERSION

SECTION 10.01 Conversion Rights. Subject to, and upon compliance with, the provisions of this Article X, each holder of a Note shall have the right, at such holder’s option, to convert all or any portion (if the portion to be converted is $100 principal amount or an integral multiple of $1.00 in excess thereof) of such Note at any time prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date at the Conversion Rate.

SECTION 10.02 Conversion Procedures.

(a) General. To exercise the conversion right with respect to a beneficial interest in a Global Note, the owner of such beneficial interest must (i) comply with the Applicable Procedures for converting a beneficial interest on a Global Note, (ii) pay the funds, if any, required by Section 10.02(f) and (iii) pay any taxes or duties if required pursuant to Section 10.02(g).

To exercise the conversion right with respect to any Definitive Note, the holder of such Definitive Note must (i) complete and manually sign a conversion notice in the form set forth in the Form of Notice of Conversion (the “Conversion Notice”) or a facsimile of the Conversion Notice; (ii) deliver such signed and completed Conversion Notice, which is irrevocable, and the Definitive Note to the Conversion Agent; (iii) if required, furnish appropriate endorsements and transfer documents; (iv) if required, pay all transfer or similar governmental charges or duties as set forth in Section 10.02(g); and (v) if required, make any payment required under Section 10.02(f).

If a Note has been submitted for repurchase pursuant to a Fundamental Change Purchase Notice such Note may not be converted except to the extent such Note has been withdrawn by the holder and is no longer submitted for repurchase pursuant to a Fundamental Change Purchase Notice or unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 11.04 hereof prior to the relevant Fundamental Change Expiration Time.

For any Note, the date on which the holder of such Note satisfies all of the applicable requirements set forth above with respect to such Note shall be the “Conversion Date” with respect to such Note.

(b) Holder of Record. Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) surrendered for conversion at the Close of Business on the applicable Conversion Date; provided, however, the Person in whose name any shares of Common Stock shall be issuable upon conversion, if any, shall be treated as a stockholder of record as of the Close of Business on the Conversion Date. For the avoidance of doubt, until a holder is deemed to become the holder of record of shares of Common Stock issuable upon conversion of such holder’s Notes as contemplated in the immediately preceding sentence, such holder shall not have any rights as a holder of the Common Stock with respect to the shares of Common Stock issuable upon conversion of such Notes. At the Close of Business on the Conversion Date for a Note, the converting holder shall no longer be the holder of such Note.

(c) Endorsement. Any Notes surrendered for conversion shall, unless shares of Common Stock issuable on conversion are to be issued in the same name as the registration of such Notes, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Issuer duly executed by, the holder or its duly authorized attorney.

(d) Definitive Notes. If any Definitive Notes in a denomination greater than $100 shall be surrendered for partial conversion, the Issuer shall execute and the Trustee shall authenticate and deliver to the holder of the Definitive Notes so surrendered, without charge, new Definitive Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Definitive Notes.

(e) Global Notes. Upon the conversion of a beneficial interest in Global Notes, the Conversion Agent shall make a notation in its records as to the reduction in the principal amount represented thereby. The Issuer shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.

(f) Interest Due Upon Conversion. If a holder converts a Note after the Close of Business on a Record Date but prior to the Open of Business on the Interest Payment Date corresponding to such Record Date, such holder must accompany such Note with an amount of cash equal to the amount of interest that will be payable on such Note on the corresponding Interest Payment Date; provided, however, that a holder need not make such payment (1) if the Conversion Date follows the Record Date immediately preceding the Maturity Date; (2) if the Issuer has specified a redemption date that is after a Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date and the relevant Conversion Date occurs after such Record Date and on or prior to such Interest Payment Date; (3) if the Issuer has specified a Fundamental Change Purchase Date that is after a Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date and the relevant Conversion Date occurs after such Record Date and on or prior to such Interest Payment Date; or (4) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes.

(g) Taxes Due upon Conversion. If a holder converts a Note, the Issuer will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion, unless the tax is due because the holder requests that any shares be issued in a name other than the holder’s name, in which case the holder will pay that tax. The Conversion Agent may refuse to deliver the Common Stock to be issued in a name other than such holder’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty which will be due because such shares are to be issued in a name other than such holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

SECTION 10.03 Settlement Upon Conversion.

(a) Settlement. Subject to this Section 10.03 and Sections 10.05 and 10.07 hereof, upon conversion of any Note, the Issuer shall deliver to holders, in full satisfaction of its conversion obligation under Section 10.01 hereof, in respect of each $1.00 principal amount of Notes being converted, a Settlement Amount.

(i) [Reserved].

(ii) Settlement Amount. The shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows: the Issuer shall deliver to the converting holder, in respect of each $1.00 principal amount of its Notes being converted, a number of shares of Common Stock equal to the applicable Conversion Rate, together with cash in lieu of any fractional shares of Common Stock pursuant to Section 10.03(b).

(iii) Delivery Obligation. The Issuer shall deliver the Settlement Amount due in respect of its conversion obligation under Section 10.03 hereof, on the third Business Day immediately following the relevant Conversion Date.

(iv) Regulatory Limitation. Notwithstanding anything herein or in the Notes to the contrary, if (i) in connection with the conversion of all or any portion of a Holder’s Notes (the number of shares of common stock issued in connection therewith, the “Conversion Shares”), such Holder owns or controls five percent (5%) or more of any of the Issuer’s equity securities, when added to equity securities beneficially owned by such Holder immediately prior to such conversion, (ii) following such conversion, such Holder is determined or otherwise deemed to be an Unsuitable Person (as defined in the Issuer’s Certificate of Incorporation, as amended) and (iii) the Issuer exercises any redemption right with respect to equity securities held by such Holder in connection with such Holder being an Unsuitable Person, then the Issuer shall (a) give the Holder ten Business Days notice of the Issuer’s planned redemption and (b) with respect to any Conversion Shares to be redeemed, pay to Holder a redemption price equal to the greater of (x) the Redemption Price (as defined in the Issuer’s Certificate of Incorporation, as amended) and (y) an amount in cash equal to the sum of the Daily Conversion Values for each of the 20 consecutive VWAP Trading Days during the Observation Period for the applicable Conversion Date on which the Holder received such equity securities. This Section 10.03(a)(iv) shall survive the conversion of any and all Notes.

(b) Fractional Shares. Notwithstanding the foregoing, the Issuer will not issue fractional shares of Common Stock as part of the Settlement Amount due with respect to any converted Note. Instead, if any Settlement Amount includes a fraction of a share of the Common Stock, the Issuer will, in lieu of delivering such fraction of a share of Common Stock, pay an amount of cash equal to the product of such fraction of a share and the Daily VWAP on the relevant Conversion Date (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), rounded to the nearest whole cent.

(c) Conversion of Multiple Notes by a Single Holder. If a holder surrenders more than one Note for conversion on a single Conversion Date the Issuer will calculate the number of shares of Common Stock due with respect to such Notes as if such holder had surrendered for conversion one Note having an aggregate principal amount equal to the sum of the principal amounts of each of the Notes surrendered for conversion by such holder on the same Conversion Date.

(d) Settlement of Accrued Interest and Deemed Payment of Principal. If a holder converts a Note, the Issuer will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Note, and the Issuer’s delivery or payment of shares of Common Stock into which a Note is convertible will be deemed to satisfy and discharge in full the Issuer’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Note to, but excluding, the Conversion Date; provided, however, that subject to Section 10.02(f), if a holder converts a Note after the Close of Business on a Record Date and prior to the Open of Business on the corresponding Interest Payment Date, the Issuer will still be obligated to pay the interest due on such Interest Payment Date to the holder of such Note on such Record Date. As a result, except as otherwise provided in the proviso to the immediately preceding sentence, any accrued and unpaid interest with respect to a converted Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

(e) Notices. Whenever a Conversion Date occurs with respect to a Note, the Conversion Agent will, as promptly as possible, and in no event later than the Open of Business on the Business Day immediately following such Conversion Date, deliver to the Issuer and the Trustee, if it is not then the Conversion Agent, notice that a Conversion Date has occurred, which notice will state such Conversion Date, the principal amount of Notes converted on such Conversion Date and the names of the holders that converted Notes on such Conversion Date.

SECTION 10.04 Common Stock Issued Upon Conversion.

(a) The Issuer shall at all times reserve out of its authorized but unissued shares of Common Stock a number of shares of Common Stock sufficient to permit the conversion, in accordance herewith, of all of the then-outstanding Notes.

(b) Any shares of Common Stock delivered upon the conversion of the Notes will be newly issued shares or treasury shares, duly and validly issued, fully paid, nonassessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the holder or other Person to whom such shares of Common Stock will be delivered). In addition, the Issuer will comply with all federal and state securities laws regulating the offer and delivery of any shares of Common Stock issuable upon conversion of the Notes. The Issuer will also cause any shares of Common Stock issuable upon conversion of a Note to be listed on whatever stock exchange(s) the Common Stock is listed on the date the converting Holder becomes a record holder of such Common Stock.

(c) If any shares of the Common Stock issued upon conversion will, upon delivery, be “restricted securities” (within the meaning of Rule 144 or any successor provision in effect at such time), such shares of Common Stock (i) will be issued in physical, certificated form; (ii) will not be held in book-entry form through the facilities of the Depository; and (iii) will bear any restrictive legends the Issuer or the Transfer Agent deem necessary to comply with applicable law.

SECTION 10.05 Adjustment of Conversion Rate. The Conversion Rate will be adjusted as described in this Section 10.05 from time to time, except that the Issuer shall not make any adjustment to the Conversion Rate if holders participate (other than in the case of a share split or share combination) at the same time and upon the same terms as holders of the Common Stock and as a result of holding the Notes, in any of the transactions described below without having to convert their Notes, as if they held a number of shares of Common Stock equal to the applicable Conversion Rate in effect immediately prior to the adjustment thereof in respect of such transaction, multiplied by the principal amount of Notes held by such holder.

(a) Stock Dividends and Share Splits. If the Issuer issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Issuer effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR’=CR0 ×	OS’
OS0

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or share combination, as the case may be;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or share combination, as the case may be; and

OS’	=	the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 10.05(a) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 10.05(a) is declared but not so paid or made, or any share split or combination of the type described in this Section 10.05(a) is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(b) Rights, Options and Warrants. If the Issuer distributes to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the record date of such distribution, to purchase or subscribe for shares of Common Stock, at a price per share less than the average of the Last Reported Sale Price of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Issuer’s announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

CR’=CR0 ×	OS0 + X
OS0 + Y

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such distribution;

OS0	=	the number of shares of Common Stock that are outstanding immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Issuer’s announcement of such distribution.

Any increase made under this Section 10.05(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. The Issuer shall not issue any such rights, options, or warrants in respect of shares of Common Stock held in treasury by the Issuer. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex-Dividend Date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Last Reported Sale Prices for the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Issuer’s announcement of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) Spin-Offs and Other Distributed Property. If the Issuer distributes shares of its Capital Stock, evidences of its indebtedness or other of its assets, securities or property, excluding (i) dividends or distributions covered by Sections 10.05(a) and 10.05(b), (ii) dividends or distributions paid exclusively in cash covered by Section 10.05(d), and (iii) Spin-Offs to which the provisions set forth in the latter portion of this Section 10.05(c) shall apply (any of such shares of Capital Stock, indebtedness or other assets, securities or property, the “Distributed Property”), to all or substantially all holders of shares of Common Stock, then, in each such case the Conversion Rate shall be increased based on the following formula:

CR’=CR0 ×	SP0
SP0 – FMV

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such distribution;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the Fair Market Value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding shares of Common Stock as of the Open of Business on the Ex-Dividend Date for such distribution.

Notwithstanding the foregoing, if “FMV” (as used in the formula above) is equal to or greater than the “SP0” (as used in the formula above), in lieu of the foregoing increase, each holder of Notes shall receive, for each $1.00 principal amount of Notes it holds, at the same time and upon the same terms as the holders of the Common Stock, the amount and kind of Distributed Property that such holder would have received as if such holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on the record date for such distribution.

Any increase made under the portion of this Section 10.05(c) above shall become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this Section 10.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Issuer, where such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-Off) on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR’=CR0 ×	FMV0 + MP0
MP0

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such Spin-Off;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock (determined for purposes of the definition of “Last Reported Sale Price” as if such Capital Stock or similar equity interest were Common Stock) applicable to one share of Common Stock over the first ten consecutive Trading Day period after, but excluding, the effective date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of Common Stock over the Valuation Period.

For purposes of the second adjustment formula set forth in this Section 10.05(c), (i) the Last Reported Sale Price of any Capital Stock or similar equity interest shall be calculated in a manner analogous to that used to calculate the Last Reported Sale Price of the Common Stock in the definition of “Last Reported Sale Price” set forth in Section 1.01 hereof, (ii) whether a day is a Trading Day (and whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for such Capital Stock or similar equity interest shall be determined in a manner analogous to that used to determine whether a day is a Trading Day (or whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for the Common Stock, and (iii) whether a day is a Trading Day to be included in a Valuation Period will be determined based on whether a day is a Trading Day for both the Common Stock and such Capital Stock or similar equity interest.

Subject in all respects to Section 10.05(g), rights, options or warrants distributed by the Issuer to all holders of its Common Stock entitling the holders thereof to subscribe for or purchase shares of the Issuer’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 10.05(c) (and no adjustment to the Conversion Rate under this Section 10.05(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 10.05(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 10.05(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued.

For purposes of Section 10.05(a), Section 10.05(b) and this Section 10.05(c), if any dividend or distribution to which this Section 10.05(c) is applicable also includes one or both of:

(i) a dividend or distribution of shares of Common Stock to which Section 10.05(a) is applicable (the “Clause A Distribution”); or

(ii) an issuance of rights, options or warrants entitling holders of the Common Stock to subscribe for or purchase shares of the Common Stock to which Section 10.05(b) is applicable (the “Clause B Distribution”), then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 10.05(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 10.05(c) with respect to such Clause C Distribution shall then be made and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 10.05(a) and Section 10.05(b) with respect thereto shall then be made, except that, if determined by the Board of Directors (I) the Ex-Dividend Date of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be” within the meaning of Section 10.05(a) or “outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution” within the meaning of Section 10.05(b).

(d) Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

CR’=CR0 ×	SP0
SP0 – C

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share of Common Stock the Issuer distributes to holders of its Common Stock.

Such increase shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made (other than with respect to the Issuer’s right to readjust the Conversion Rate as described in the immediately preceding sentence).

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of Notes shall receive, for each $1.00 principal amount of Notes, at the same time and upon the same terms as holders of the Common Stock, the amount of cash such holder would have received as if such holder had owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such dividend or distribution.

(e) Tender Offers or Exchange Offers. If the Issuer or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock (other than an odd-lot tender offer), if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Date”), the Conversion Rate shall be increased based on the following formula:

CR’=CR0 ×	AC + (SP’ × OS’)
OS0 × SP’

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the last Trading Day of the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR’	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’	=	the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 10.05(e) shall occur at the Close of Business on the tenth Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the ten Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references in this Section 10.05(e) to ten Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Conversion Date for such conversion. If the Issuer or one of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but the Issuer or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be immediately decreased to the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(f) Special Settlement Provisions. Notwithstanding this Section 10.05 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Common Stock as of the related Conversion Date as described under Section 10.02 based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 10.05, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting holder. Instead, such holder shall be treated as if such holder were the record owner of the Common Stock on an unadjusted basis and participate, following conversion, as a holder of Common Stock, in the related dividend, distribution or other event giving rise to such adjustment.

(g) Poison Pill. If a holder converts a Note, to the extent that the Issuer has a rights plan in effect, on the Conversion Date applicable to such Note the holder converting such Note will receive, in addition to any shares of Common Stock otherwise received in connection with such conversion on such Conversion Date, the rights under the rights plan, unless prior to such Conversion Date, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Issuer distributed to all holders of the Common Stock, Distributed Property as described in Section 10.04(c) hereof, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h) Deferral of Adjustments. Notwithstanding anything to the contrary herein or in the Notes, the Issuer will not be required to adjust the Conversion Rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made upon the occurrence of (w) the Make-Whole Effective Date for any Make-Whole Fundamental Change, (x) prior to the Close of Business on the Conversion Date, (y) [Reserved] and (z) prior to the Close of Business on any other date on which the Conversion Rate is referred to for purpose of determining the consideration deliverable upon settlement of a Note. In addition, the Issuer shall not account for such deferrals when determining whether any of the conditions to conversion have been satisfied or what number of shares of Common Stock a holder would have held on a given day had it converted its Notes.

(i) Limitation on Adjustments. Except as stated in this Section 10.05, the Issuer will not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. If, however, the application of the formulas in Sections 10.05(a) through (e) hereof would result in a decrease in the Conversion Rate, then, except to the extent of any readjustment to the Conversion Rate, no adjustment to the Conversion Rate will be made (other than as a result of a reverse share split or share combination).

In addition, notwithstanding anything to the contrary herein, and without limiting the foregoing paragraph, the Conversion Rate will not be adjusted:

(i) on account of stock repurchases that are not tender offers referred to in Section 10.05(e) hereof, including structured or derivative transactions, or transactions pursuant to a stock repurchase program approved by the Board of Directors or otherwise;

(ii) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(iii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by the Issuer or any of its Subsidiaries;

(iv) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in Section 10.05(i)(iii) immediately above and outstanding as of the date the Notes were first issued;

(v) for a change in the par value of the Common Stock; or

(vi) for accrued and unpaid interest on the Notes, if any.

(j) Calculations. All calculations under this Article X shall be made to the nearest cent or to the nearest one-millionth of a share, as the case may be. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th.

SECTION 10.06 Discretionary and Voluntary Adjustments.

(a) Discretionary Adjustments. Whenever any provision of this Indenture requires the Issuer to calculate the Last Reported Sale Prices, the Daily VWAPs or any function thereof over a span of multiple days (including during an Observation Period), the Issuer will make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the effective date, Ex-Dividend Date or Offer Expiration Date of the event occurs, at any time during the period when such Last Reported Sale Prices, the Daily VWAPs or function thereof is to be calculated.

(b) Voluntary Adjustments. To the extent permitted by applicable law and applicable requirements of the securities exchange on which the Common Stock is then listed, the Issuer is permitted (but not required) to increase the Conversion Rate of the Notes (i) by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Issuer’s best interest or (ii) to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

SECTION 10.07 Adjustments Upon Certain Fundamental Changes.

(a) Notwithstanding anything herein to the contrary, the Conversion Rate applicable to each Note that is surrendered for conversion, in accordance with this Article X, at any time during the period (the “Make-Whole Conversion Period”) that begins on, and includes, the effective date of a Make-Whole Fundamental Change and ends on, and includes, the date that is 35 Business Days after the actual effective date of such Make-Whole Fundamental Change (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change, the second scheduled Trading Day immediately preceding the Fundamental Change Purchase Date applicable to such Fundamental Change) shall be increased to an amount equal to the Conversion Rate that would, but for this Section 10.07, otherwise apply to such Note pursuant to this Article X, plus an amount equal to the Make-Whole Applicable Increase; provided, however, that such increase to the Conversion Rate shall not apply if such Make-Whole Fundamental Change is announced by the Issuer but not consummated.

The additional consideration deliverable or payable hereunder on account of any Make-Whole Applicable Increase with respect to a Note surrendered for conversion is herein referred to as the “Make-Whole Consideration.”

(b) As used herein, “Make-Whole Applicable Increase” shall mean, with respect to a Make-Whole Fundamental Change, the number of shares set forth in the following table, which corresponds to the effective date of such Make-Whole Fundamental Change (the “Make-Whole Effective Date”) and the Applicable Price of such Make-Whole Fundamental Change:

Number of Additional Shares

(per $1.00 principal amount of Notes)

Applicable Price

Make-Whole Effective Date	$6.52	$7.19	$8.15	$9.78	$11.41	$13.04	$15.65	$18.26	$20.87	$23.48
October 6, 2017	0.046982	0.039689	0.031792	0.022753	0.017029	0.013218	0.009362	0.007017	0.005477	0.004401
October 1, 2018	0.043041	0.035509	0.027444	0.018466	0.013055	0.009662	0.006487	0.004721	0.003638	0.002914
October 1, 2019	0.039388	0.031339	0.022715	0.013344	0.008177	0.005378	0.003236	0.002274	0.001752	0.001420
October 1, 2020	0.036979	0.028415	0.018804	0.006960	0.000140	—	—	—	—	—
October 1, 2021	0.035165	0.026779	0.017560	0.006449	0.000139	—	—	—	—	—
October 1, 2022	0.032147	0.023993	0.015404	0.005566	0.000138	—	—	—	—	—
October 1, 2023	0.026438	0.018417	0.010917	0.003701	0.000138	—	—	—	—	—
October 1, 2024	0.014319	—	—	—	—	—	—	—	—	—

provided, however, that:

(i) if the actual Applicable Price of such Make-Whole Fundamental Change is between two (2) prices listed in the table above under the column titled “Applicable Price,” or if the actual Make-Whole Effective Date of such Make-Whole Fundamental Change is between two dates listed in the table above in the column immediately below the title “Make-Whole Effective Date,” then the Make-Whole Applicable Increase for such Make-Whole Fundamental Change shall be determined by linear interpolation between the Make-Whole Applicable Increases set forth for such two prices, or for such two dates based on a three hundred and sixty five (365) day year, as applicable;

(ii) if the actual Applicable Price of such Make-Whole Fundamental Change is greater than $23.48 per share (subject to adjustment as provided in Section 10.07(b)(iii)), or if the actual Applicable Price of such Make-Whole Fundamental Change is less than $6.52 per share (subject to adjustment as provided in Section 10.07(b)(iii)), then the Make-Whole Applicable Increase shall be equal to zero;

(iii) if an event occurs that requires, pursuant to this Article X (other than solely pursuant to this Section 10.07), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, (A) each price set forth in the table above in the row titled “Applicable Price” shall be deemed to be adjusted so that such price, at and after such time, shall be equal to the product of (1) such price as in effect immediately before such adjustment to such price and (2) a fraction whose numerator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and whose denominator is the Conversion Rate to be in effect, in accordance with this Article X, immediately after such adjustment to the Conversion Rate; and (B) each Make-Whole Applicable Increase amount set forth in the table above shall be deemed to be adjusted so that such Make-Whole Applicable Increase, at and after such time, shall be equal to the product of (1) such Make-Whole Applicable Increase as in effect immediately before such adjustment to such Make-Whole Applicable Increase and (2) a fraction whose numerator is the Conversion Rate to be in effect, in accordance with this Article X, immediately after such adjustment to the Conversion Rate and whose denominator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate; and

(iv) in no event shall the Conversion Rate applicable to any Note be increased pursuant to this Section 10.07 to the extent, but only to the extent, such increase shall cause the Conversion Rate applicable to such Note to exceed 0.046982 shares per $1.00 principal amount (the “Make-Whole Cap”); provided, however, that the Make-Whole Cap shall be adjusted in the same manner in which, and for the same events for which, the Conversion Rate is to be adjusted pursuant to this Article X.

(c) As used herein, “Applicable Price” shall have the following meaning with respect to a Make-Whole Fundamental Change: (a) if such Make-Whole Fundamental Change is a transaction or series of related transactions described in clause (2) of the definition of “Fundamental Change” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for the shares of Common Stock in such Make-Whole Fundamental Change consists solely of cash, then the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the cash amount paid per share of Common Stock in such Make-Whole Fundamental Change; and (b) in all other circumstances, the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the average of the Last Reported Sale Prices per share of Common Stock for the five consecutive Trading Days immediately preceding the Make-Whole Effective Date of such Make-Whole Fundamental Change, which average shall be appropriately adjusted by the Board of Directors, in its good faith determination (which determination shall be described in a Board Resolution), to account for any adjustment, pursuant to this Indenture, to the Conversion Rate that shall become effective, or any event requiring, pursuant to this Indenture, an adjustment to the Conversion Rate where the Ex-Dividend Date of such event occurs, at any time during such five consecutive Trading Days.

(d) The Make-Whole Consideration due upon a conversion of a Note by a holder shall be paid as soon as practicable after the Conversion Date of such conversion, but in no event later than the third Business Day after the date such holder surrenders such Note for such conversion. The consideration in which the Make-Whole Consideration is payable shall be determined in accordance herewith, including, without limitation, in accordance with Section 10.03 and, to the extent applicable, Section 10.08.

(e) No later than the fifth Business Day after the Make-Whole Effective Date of each Make-Whole Fundamental Change, the Issuer shall mail to holders, in accordance with Section 13.02, written notice of, and shall publicly announce, through a reputable national newswire service, and publish on the Issuer’s website, such Make-Whole Effective Date and the Make-Whole Applicable Increase applicable to such Make-Whole Fundamental Change.

(f) For avoidance of doubt, the provisions of this Section 10.07 shall not affect or diminish the Issuer’s obligations, if any, pursuant to Article XI with respect to a Make-Whole Fundamental Change.

(g) Nothing in this Section 10.07 shall prevent an adjustment to the Conversion Rate pursuant to Section 10.05 in respect of a Make-Whole Fundamental Change.

SECTION 10.08 Effect of Reclassification, Consolidation, Merger or Sale.

(a) In the case of:

(i) any reclassification or change in the Common Stock issuable upon conversion of Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of Common Stock),

(ii) any consolidation, statutory arrangement, merger, combination or binding share exchange involving a third party in which the Issuer is not the surviving party or

(iii) any sale, transfer, lease, conveyance or other disposition of all or substantially all of the Issuer’s property or assets,

in each case pursuant to which the Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property (a “Share Exchange Event”), then the Issuer or such successor or purchasing Person, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee providing that, at and after the effective time of such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the holder of each Note then outstanding shall have the right to convert each $1.00 principal amount of Notes into the kind and amount of cash, securities or other property (collectively, “Reference Property”) receivable upon such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition by a holder of a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition (assuming, if holders of Common Stock shall have the opportunity to elect the form of consideration to be received pursuant to such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, that the Collective Election shall have been made with respect to such election). In the event that the Issuer is the surviving party in a consolidation, statutory arrangement, merger or binding share exchange involving a third party, such supplemental indenture shall provide that the Reference Property to be provided for upon conversion, if other than the Common Stock, would be payable by another party to the transaction; provided that the Issuer shall not enter into such transaction if as a result thereof holders would be subject to a greater risk of not receiving in full the Reference Property upon conversion. If the Reference Property consists solely of cash, such consideration shall be paid by the Issuer no later than the third Trading Day after the relevant Conversion Date. If holders of Common Stock shall have the opportunity to elect the form of consideration to be received pursuant to such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the Reference Property shall be deemed to be the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election (or, if no holders of Common Stock make such an election, the types and amounts of consideration actually received by holders of Common Stock) (the “Collective Election”). The Issuer shall notify holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.

(b) The supplemental indenture referred to in the clause (a) of this Section shall provide for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in this Article X. The foregoing, however, shall not in any way affect the right a holder of a Note may otherwise have, pursuant to Section 10.05(g), to receive rights or warrants upon conversion of a Note. If, in the case of any such consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of stock or other securities and property of a Person other than the successor or purchasing Person, as the case may be, in such consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the holders of the Notes as the Board of Directors in good faith shall reasonably determine necessary by reason of the foregoing (which determination shall be described in a Board Resolution). The provisions of this Section 10.08 shall similarly apply to successive consolidations, statutory arrangements, mergers, binding share exchanges, sales, transfers, leases, conveyances or dispositions.

(c) In the event the Issuer shall execute a supplemental indenture pursuant to this Section 10.08, the Issuer shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or securities or property (including cash) receivable by holders of the Notes upon the conversion of their Notes after any such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition and any adjustment to be made with respect thereto.

(d) The Issuer shall not become a party to any such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition unless the terms thereof are consistent with this Section 10.08.

SECTION 10.09 Responsibility of Trustee. Neither the Trustee nor the Conversion Agent has any duty or responsibility to calculate the Conversion Price or to determine when an adjustment under this Article X should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be protected in relying upon, the Officer’s Certificate with respect thereto which the Issuer is obligated to file with the Trustee pursuant to Section 10.10 hereof. Neither the Trustee nor the Conversion Agent makes any representation as to the validity or value of any securities or assets issued upon conversion of Notes, and neither the Trustee nor the Conversion Agent shall be responsible for the failure by the Issuer to comply with any provisions of this Article X. The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 10.08, but may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, the Officer’s Certificate with respect thereto which the Issuer is obligated to file with the Trustee pursuant to Section 10.08 hereof.

Neither the Trustee nor the Conversion Agent shall be responsible for any failure of the Issuer to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock or share certificates or other securities or property upon the surrender of any Note for the purpose of conversion; and neither the Trustee nor the Conversion Agent shall be responsible or liable for any failure of the Issuer to comply with any of the covenants of the Issuer contained in this Article X. Without limiting the generality of the foregoing, neither the Trustee nor the Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 10.08 relating either to the kind or amount of shares of stock or securities or other property or assets (including cash) receivable by holders upon the conversion of their Notes after any event referred to in such Section 10.08 or to any adjustment to be made with respect thereto, but may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate (which the Issuer shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

SECTION 10.10 Notice of Adjustment. Whenever the Conversion Rate is adjusted, the Issuer shall promptly mail, cause to be mailed or delivered electronically (if held at DTC) to holders at the addresses appearing on the Registrar’s books a notice of the adjustment and file with the Trustee an Officer’s Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment.

SECTION 10.11 Notice of Certain Transactions. The Issuer shall deliver written notices of the events specified below at the times specified below and containing the information specified below unless, in each case (i) pursuant to this Indenture, the Issuer is already required to deliver notice of such event containing at least the information specified below at an earlier time or (ii) the Issuer, at the time it is required to deliver a notice, does not have knowledge of all of the information required to be included in such notice, in which case, the Issuer shall (A) deliver notice at such time containing only the information that it has knowledge of at such time (if it has knowledge of any such information at such time), and (B) promptly upon obtaining knowledge of any such information not already included in a notice delivered by the Issuer, deliver notice to each Holder containing such information. In each case, the failure by the Issuer to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(i) Issuances, Distributions, and Dividends and Distributions. If the Issuer (A) announces any issuance of any rights, options or warrants that would require an adjustment in the Conversion Rate pursuant to Section 10.05(b) hereof; (B) authorizes any distribution that would require an adjustment in the Conversion Rate pursuant to Section 10.05(c) hereof (including any separation of rights from the Common Stock described in Section 10.05(g) hereof); or (C) announces any dividend or distribution that would require an adjustment in the Conversion Rate pursuant to Section 10.05(d) hereof, then the Issuer shall deliver to the holders, as promptly as practicable after the holders of the Common Stock are notified of such event, notice describing such issuance, dividend or distribution, as the case may be, and stating the expected Ex-Dividend Date and record date for such issuance, dividend or distribution, as the case may be. In addition, the Issuer shall deliver to the holders written notice if the consideration included in such issuance, dividend or distribution, or the Ex-Dividend Date or record date of such issuance, dividend or distribution, as the case may be, changes.

(ii) Tender and Exchange Offers. If the Issuer announces any tender or exchange offer that could require an adjustment in the Conversion Rate pursuant to Section 10.05(e) hereof, the Issuer shall deliver a written notice of such tender or exchange offer to the holders on the day it announces such tender or exchange offer.

(iii) Voluntary Increases. If the Issuer increases the Conversion Rate pursuant to Section 10.06(b), the Issuer shall deliver notice to the holders at least two Scheduled Trading Days prior to the date on which such increase will become effective, which notice shall state the date on which such increase will become effective and the amount by which the Conversion Rate will be increased.

(iv) Dissolutions, Liquidations and Winding-Ups. If there is a voluntary or involuntary dissolution, liquidation or winding-up of the Issuer, the Issuer shall deliver notice to the holders at promptly as possible, but in any event prior to the earlier of (A) the date on which such dissolution, liquidation or winding-up, as the case may be, is expected to become effective or occur, and (B) the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up, as the case may be, which notice shall state the expected effective date and record date for such event, as applicable, and the amount and kind of property that a holder of one share of the Common Stock is expected to be entitled, or may elect, to receive in such event. The Issuer shall deliver an additional written notice to holders, as promptly as practicable, whenever the expected effective date or record date, as applicable, or the amount and kind of property that a holder of one share of the Common Stock is expect to be entitled to receive in such event, changes.

SECTION 10.12 Exchange in Lieu of Conversion.

(a) Notwithstanding any other provision of this Article X, when a holder surrenders a Note for conversion, the Issuer may, at its election, direct the Conversion Agent to surrender, on or prior to the second Business Day immediately following the relevant Conversion Date, such Notes to a financial institution designated by the Issuer for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated financial institution must agree to deliver in exchange for such Notes, all of the shares of Common Stock due upon conversion, all in accordance with Section 10.02. By the Close of Business on the second Business Day immediately following the relevant Conversion Date, the Issuer shall notify the holder surrendering Notes for conversion that the Issuer has directed the designated financial institution to make an exchange in lieu of conversion.

(b) If the designated financial institution accepts any such Notes, it will deliver the shares of Common Stock due upon conversion to the Conversion Agent, and the Conversion Agent shall deliver such shares of Common Stock (and cash in lieu of fractional shares) to such holder on the third Business Day immediately following the relevant Conversion Date. Any Notes exchanged by the designated financial institution will remain outstanding. If the designated financial institution agrees to accept any Notes for exchange but does not timely deliver the related shares of Common Stock or if such designated financial institution does not accept the Notes for exchange, the Issuer shall convert the Notes and deliver the shares or Common Stock due upon conversion on the third Business Day immediately following the relevant Conversion Date as set forth in Section 10.02. The Issuer’s designation of a financial institution to which the Notes may be submitted for exchange does not require the financial institution to accept any Notes (unless the financial institution has separately made an agreement with the Issuer to do so). The Issuer may, but will not be obligated to, enter into a separate agreement with any designated financial institution that would compensate it for any such transaction.

SECTION 10.13 Mandatory Conversion.

(a) The Issuer may elect at its option to cause all (but not less than all) of the Notes to be mandatorily converted (the “Mandatory Conversion”) at any time following the third anniversary of the Issue Date and prior to the Close of Business on the Business Day immediately preceding the Maturity Date, if the Last Reported Sale Price of the Common Stock equals or exceeds 140% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period (any such period, a “Mandatory Conversion Trigger Period”), ending on the Trading Day prior to the Mandatory Conversion Notice Date.

(b) In order to exercise the Mandatory Conversion pursuant to Section 10.13(a), the Issuer or, at the written request and expense of the Issuer, the Trustee on behalf of the Issuer, shall deliver to each holder of the Notes a notice (a “Mandatory Conversion Notice”) of exercise of the Mandatory Conversion within five Business Days after the end of the Mandatory Conversion Trigger Period (the date such Mandatory Conversion Notice is sent to the Holders in the manner herein provided, the “Mandatory

Conversion Notice Date”). The Issuer will select the date on which the Notes will be converted pursuant to the Mandatory Conversion, which shall be not more than 60 calendar days after the Mandatory Conversion Notice Date (such date, the “Mandatory Conversion Date”). The Issuer shall also deliver a copy of such Mandatory Conversion Notice to the Trustee concurrently with the delivery thereof to the holders to the extent that the Trustee does not deliver such Mandatory Conversion Notice on behalf of the Issuer. If such Mandatory Conversion Notice is to be given by the Trustee, the Issuer shall prepare and provide the form and content of such Mandatory Conversion Notice to the Trustee. With respect to Definitive Notes, such delivery shall be by first class mail, and with respect to Global Notes, such delivery shall be pursuant to the Applicable Procedures of the Depository. The Mandatory Conversion Notice, if sent in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not any holder receives such Mandatory Conversion Notice.

(c) The Mandatory Conversion Notice shall state:

(i) the Mandatory Conversion Notice Date;

(ii) the Mandatory Conversion Trigger Period;

(iii) the aggregate principal amount of Notes to be mandatorily converted;

(iv) the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being converted;

(v) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes;

(vi) the Mandatory Conversion Date;

(vii) the Conversion Rate and Conversion Price then in effect;

(viii) that on and after the Mandatory Conversion Date interest on the Notes to be converted will cease to accrue; and

(ix) the name and address of each Paying Agent and Conversion Agent and the place or places where such Notes are to be surrendered for conversion.

(d) Each holder of a Note, by the holder’s acceptance thereof, agrees to take the following actions prior to the Mandatory Conversion Date in respect of its Notes subject to a Mandatory Conversion: (i) if a Definitive Note, surrender the mandatorily converted Note to the Conversion Agent (or in respect of a Global Note, take any actions required for the surrender of a beneficial interest in such Note pursuant to the Applicable Procedures), (ii) furnish appropriate endorsements and transfer documents if required by the Registrar, the Conversion Agent or the Applicable Procedures, (iii) pay any transfer or other tax, if required by Section 10.02(g), (iv) if the Note is a Global Note, complete and deliver to the Depository any required instructions pursuant to the Applicable Procedures and (v) any other action necessary to effectuate the Mandatory Conversion as may be reasonably requested by the Issuer. In the event that a holder of Notes does not take any of the actions set forth in the immediately preceding sentence prior to the Mandatory Conversion Date, each holder of a Note, by such holder’s acceptance thereof, authorizes and directs the Issuer to take any action on such holder’s behalf to effectuate the Mandatory Conversion and appoints the Issuer such holder’s attorney-in-fact for any and all such purposes.

(e) The Issuer will deliver to the holders of Notes, on the third Business Day immediately following the Mandatory Conversion Date for such Notes, (i) a number of shares of Common Stock equal to the product of (A)(x) the aggregate principal amount of such Notes to be converted divided by (y) $1.00 and (B) the Conversion Rate in effect on such Conversion Date, rounded down to the nearest whole number, (ii) an amount of cash equal to the product of (A) the fraction of a share of Common Stock eliminated by such rounding and (B) the Last Reported Sale Price of the Common Stock on such Conversion Date (or if such Conversion Date is not a Trading Day, the immediately preceding Trading Day) and (iii) an amount of cash equal to accrued and unpaid interest to the Mandatory Conversion Date, unless the Mandatory Conversion Date occurs during the period after the Close of Business on any regular Record Date and before the Close of Business on the related Interest Payment Date, in which case interest will be payable on such Interest Payment Date to the holders of Notes in whose names the Notes are registered at the Close of Business on the relevant regular Record Date. Upon the Mandatory Conversion Date, unless the Issuer defaults in delivering or paying the amounts due pursuant to the foregoing sentence, interest on the Notes or portion of Notes so called for the Mandatory Conversion shall cease to accrue and the holders thereof shall have no right in respect of such Notes except the right to receive the shares of Common Stock and cash, if any, to which they are entitled pursuant to this Section 10.13. Upon a conversion pursuant to this Section 10.13, the Person in whose name such shares of Common Stock will be registered will become the holder of record of such shares of Common Stock at the Close of Business on the Mandatory Conversion Date for such Note.

(f) If any of the provisions of this Section 10.13 are inconsistent with applicable law at the time of such Mandatory Conversion, such law shall govern.

Article XI.

REPURCHASE OF NOTES AT OPTION OF HOLDERS

SECTION 11.01 Purchase at Option of Holders upon a Fundamental Change. In the event any Fundamental Change occurs, the Issuer shall offer to purchase for cash (a “Fundamental Change Purchase Offer”) all outstanding Notes (portions thereof to be purchased in a minimum denomination of $100 principal amount or integral multiples of $1.00 in excess thereof), on a date selected by the Issuer (the “Fundamental Change Purchase Date”), which Fundamental Change Purchase Date shall be no later than thirty five (35) calendar days, nor earlier than twenty (20) calendar days, after the date the Fundamental Change Notice (as defined below) is delivered in accordance with Section 11.02, at a price, payable in cash, equal to one hundred percent (100%) of the principal amount of the Notes (or portions thereof) to be so purchased (the “Fundamental Change Purchase Price”), plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date; provided, however, that if the Issuer purchases a Note on a Fundamental Change Purchase Date that is after a Record Date and on or prior to the Interest Payment Date corresponding to such Record Date, the Issuer shall instead pay the full amount of such accrued and unpaid interest on such Note on the Interest Payment Date to the holder of record of such Note as of such Record Date and the Fundamental Change Purchase Price shall then be equal to 100% of the principal amount of the Note the Issuer purchases on such Fundamental Change Purchase Date; provided, further, that the Fundamental Change Purchase Date may be delayed to allow the Issuer to comply with applicable law. Notwithstanding the foregoing, there shall be no purchase of any Notes pursuant to this Section 11.01 if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Purchase Price with respect to such Notes). The Paying Agent will promptly return to the respective holders thereof any Definitive Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Purchase Price with respect to such Notes) and shall deem to be cancelled any instructions for book-entry transfer of the Notes in compliance with the Applicable Procedures, in which case, upon such return or cancellation, as the case may be, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

SECTION 11.02 Fundamental Change Notice.

(a) General. Within twenty (20) Business Days after the occurrence of a Fundamental Change, the Issuer shall deliver, or cause to be delivered, to all holders of record of the Notes at their addresses shown in the register of the Registrar, and to beneficial owners as required by applicable law, a notice (the “Fundamental Change Notice”) of the occurrence of such Fundamental Change and the purchase right arising as a result thereof. Such notice shall be sent by first class mail or, in the case of any Global Notes, in accordance with the Applicable Procedures for providing notices. Simultaneously with providing such Fundamental Change Notice, the Issuer shall publish a press release and publish such information on the Issuer’s website. Each Fundamental Change Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the date of such Fundamental Change;

(iii) the Fundamental Change Purchase Date;

(iv) the date by which the Fundamental Change Purchase Offer must be accepted;

(v) the Fundamental Change Purchase Price plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date;

(vi) the names and addresses of the Paying Agent and the Conversion Agent;

(vii) a description of the procedures which a holder must follow to accept the Fundamental Change Purchase Offer;

(viii) that, in order to accept the Fundamental Change Purchase Offer, a holder must surrender the Notes for payment of the Fundamental Change Purchase Price plus accrued and unpaid interest, if any, payable as provided in this Article XI;

(ix) that the Fundamental Change Purchase Price, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date, for any Note as to which a Purchase Notice has been given and not withdrawn will be paid as promptly as practicable, but in no event later than the later of such Fundamental Change Purchase Date and the time of delivery of the Note (together with all necessary endorsements) as described in clause (viii) above; provided, however, that if such Fundamental Change Purchase Date is after a Record Date and on or prior to the Interest Payment Date corresponding to such Record Date, the Issuer shall instead pay the full amount of such accrued and unpaid interest on such Note on the Interest Payment Date to the holder of record of such Note as of such Record Date and the Fundamental Change Purchase Price shall then be equal to 100% of the principal amount of the Note the Issuer purchases on such Fundamental Change Purchase Date;

(x) that, except as otherwise provided herein, on and after such Fundamental Change Purchase Date (unless there shall be a Default in the payment of the Fundamental Change Purchase Price plus accrued and unpaid interest, if any, payable as provided in this Article XI), interest on Notes subject to the Fundamental Change Purchase Offer will cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive, in accordance herewith, the consideration payable as herein provided pursuant to the Fundamental Change Purchase Offer;

(xi) that a holder will be entitled to withdraw its election in the Purchase Notice prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, or such longer period as may be required by law;

(xii) the Conversion Rate and any adjustments to the Conversion Rate that will result from such Fundamental Change;

(xiii) that Notes with respect to which a Purchase Notice is given by a holder may be converted pursuant to Article X only if such Purchase Notice has been withdrawn in accordance with Article XI or if there shall be a Default in the payment of the Fundamental Change Purchase Price or in the accrued and unpaid interest, if any, payable as provided in Article XI;

(xiv) the CUSIP number or numbers, as the case may be, of the Notes; and

(xv) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b) No failure of the Issuer to give the foregoing notices and no defect therein shall limit the holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to Section 11.01.

(c) At the Issuer’s request, upon five (5) Business Days prior notice (unless a shorter period shall be acceptable to the Trustee), the Trustee shall mail (or deliver if the Notes are held through DTC) such Fundamental Change Notice in the Issuer’s name and at the Issuer’s expense; provided, however, that the form and content of such Fundamental Change Notice shall be prepared by the Issuer.

SECTION 11.03 Repurchase Procedures.

(a) In order to accept such Fundamental Change Purchase Offer, a holder must:

(i) deliver to the Issuer (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Issuer for such purpose in the Fundamental Change Notice, no later than the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date (the “Fundamental Change Expiration Time”), a Purchase Notice, in the form set forth in the Notes or any other form of written notice substantially similar thereto, in each case, duly completed and signed, with appropriate signature guarantee, stating:

(1) the certificate number(s) of the Notes which the holder will deliver to be purchased pursuant to such Fundamental Change Purchase Offer, if such Notes are in certificated form;

(2) the principal amount of Notes to be purchased pursuant to such Fundamental Change Purchase Offer, which must be $100 or an integral multiple of $1.00 in excess thereof; and

(3) that such principal amount of Notes are to be purchased pursuant to such Fundamental Change Purchase Offer; and

(ii) delivery to the Issuer (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Issuer for such purpose in the Fundamental Change Notice, at any time after the delivery of such Purchase Notice, of such Notes (together with all necessary endorsements) to be purchased pursuant to such Fundamental Change Purchase Offer;

provided, however, that if such Notes are held in book-entry form through the Depository for the Notes, the Purchase Notice shall comply with the Applicable Procedures and delivery of the Notes, by book-entry transfer, must be in compliance with the Applicable Procedures and the satisfaction of any other requirements of the Depository in connection with delivering beneficial interests in a Global Note for purchase, by the Fundamental Change Expiration Time.

SECTION 11.04 Withdrawal of Fundamental Change Purchase Notice. Notwithstanding anything herein to the contrary, any holder that has delivered the Purchase Notice contemplated by this Section 11.02(a) to the Issuer (if it is acting as its own Paying Agent) or to a Paying Agent designated by the Issuer for such purpose in the Fundamental Change Notice shall have the right to withdraw such Purchase Notice by delivery, at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, of a written notice of withdrawal to the Issuer (if acting as its own Paying Agent) or the Paying Agent, which notice shall contain the following information:

(i) the name of such holder;

(ii) a statement that such holder is withdrawing its election to have Notes purchased by the Issuer on such Fundamental Change Purchase Date pursuant to the Fundamental Change Purchase Offer;

(iii) the certificate number(s) of such Notes to be so withdrawn, if such Notes are in certificated form;

(iv) the principal amount of the Notes of such holder to be so withdrawn, which amount must be $100 or an integral multiple of $1.00 in excess thereof; and

(v) the principal amount, if any, of the Notes of such holder that remain subject to the Purchase Notice delivered by such holder in accordance with this Article XI, which amount must be $100 or an integral multiple of $1.00 in excess thereof;

provided, however, that if the Notes are Global Notes, the notice must comply with the Applicable Procedures. The Paying Agent will promptly return to the respective holders thereof any Definitive Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the provisions of this Section 11.04.

SECTION 11.05 Payment of Fundamental Change Purchase Price.

(a) Subject to the provisions of this Article XI, the Issuer shall pay, or cause to be paid, the Fundamental Change Purchase Price, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date, with respect to each Note as to which the purchase right shall have been exercised to the holder thereof as promptly as practicable, but in no event later than the later of the Fundamental Change Purchase Date and the time such Note is surrendered to the Paying Agent;

provided, however, that if such Fundamental Change Purchase Date is after a Record Date for the payment of an installment of interest and on or before the corresponding Interest Payment Date, then the accrued and unpaid interest, if any, to, but excluding, such Interest Payment Date will be paid on such Interest Payment Date to the holder of record of such Note at the Close of Business on such Record Date.

(b) Prior to 11:00 a.m., New York City time, on a Fundamental Change Purchase Date, the Issuer shall deposit with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided herein) money, in funds immediately available on the Fundamental Change Purchase Date, sufficient to pay the consideration payable as herein provided pursuant to the Fundamental Change Purchase Offer for all of the Notes that are to be purchased by the Issuer on such Fundamental Change Purchase Date pursuant to the Fundamental Change Purchase Offer. The Paying Agent shall return to the Issuer, as soon as practicable, any money not required for that purpose.

(c) Once the Fundamental Change Notice and the Purchase Notice have been duly given in accordance with this Article XI, the Notes to be purchased pursuant to the Fundamental Change Purchase Offer shall, on the Fundamental Change Purchase Date, become due and payable in accordance herewith, and, on and after such date (unless there shall be a Default in the payment of the consideration payable as herein provided pursuant to the Fundamental Change Purchase Offer), except as otherwise herein provided, such Notes shall cease to bear interest, and all rights of the holders of such Notes shall terminate, other than the right to receive, in accordance herewith, such consideration.

SECTION 11.06 Notes Purchased in Whole or in Part. Any Note which is to be submitted for purchase pursuant to a Fundamental Change Purchase Offer only in part shall be delivered pursuant to this Article XI (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the holder thereof or its attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, of the same tenor and in aggregate principal amount equal to the portion of such Note not duly submitted for purchase pursuant to such Fundamental Change Purchase Offer.

SECTION 11.07 Covenant to Comply with Applicable Laws upon Purchase of Notes. In connection with any offer to purchase Notes under Section 11.01, the Issuer shall, in each case if required by law (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all U.S. federal or state securities laws applicable to the Issuer in connection with such purchase offer, in each case, so as to permit the rights and obligations under this Article XI to be exercised in the time and in the manner specified under this Article XI.

SECTION 11.08 Conversion of Notes Subject to Purchase Notice. Notes with respect to which a Purchase Notice has been duly delivered in accordance with this Article XI may be converted pursuant to Article X only if such Purchase Notice has been withdrawn in accordance with Section 11.04 or if there shall be a Default in the payment of the consideration payable as herein provided pursuant to the Fundamental Change Purchase Offer.

Article XII.

[RESERVED]

Article XIII.

MISCELLANEOUS

SECTION 13.01 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by the TIA, the TIA shall control.

SECTION 13.02 Notices.

(a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:

if to the Issuer:

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89101-8969

Facsimile: (702) 407-6418

Attn: General Counsel

if to the Trustee:

251 Little Falls Drive

Wilmington, DE 19808

Facsimile: (302) 636-8666

Attn: Corporate Trust Administration

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication mailed to a holder shall be mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c) Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.

(d) If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt by the Trustee at its Corporate Trust Office.

SECTION 13.03 Communication by the Holders with Other Holders. The holders may communicate pursuant to Section 312(b) of the TIA with other holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

SECTION 13.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture (other than the authentication of the Original Notes), the Issuer shall furnish to the Trustee at the request of the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 13.06 When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.07 Rules by Trustee, Paying Agent, Conversion Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the holders. The Registrar, a Conversion Agent and a Paying Agent may make reasonable rules for their functions.

SECTION 13.08 Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 13.09 GOVERNING LAW. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

THE ISSUER IRREVOCABLY CONSENTS AND SUBMITS, FOR ITSELF AND IN RESPECT OF ANY OF ITS ASSETS OR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK OR ANY UNITED STATES FEDERAL COURT SITTING, IN EACH CASE, IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, NEW YORK, UNITED STATES OF AMERICA, AND ANY APPELLATE COURT THEREOF IN ANY SUIT, ACTION OR PROCEEDING THAT MAY BE BROUGHT IN CONNECTION WITH THIS INDENTURE OR THE NOTES, AND WAIVES ANY IMMUNITY FROM THE JURISDICTION OF SUCH COURTS. THE ISSUER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION TO ANY SUCH SUIT, ACTION OR PROCEEDING THAT MAY BE BROUGHT IN SUCH COURTS WHETHER ON THE GROUNDS OF VENUE, RESIDENCE OR DOMICILE OR ON THE GROUND THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE ISSUER AGREES, TO THE FULLEST EXTENT THAT IT LAWFULLY MAY DO SO, THAT FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT SHALL BE CONCLUSIVE AND BINDING UPON THE ISSUER, AND IT WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION TO THE ENFORCEMENT BY ANY COMPETENT COURT IN THE ISSUER’S JURISDICTION OR ORGANIZATION OF JUDGMENT VALIDLY OBTAINED IN ANY SUCH COURT IN NEW YORK ON THE BASIS OF SUCH SUIT, ACTION OR PROCEEDING.

SECTION 13.10 No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuer under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.11 Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

SECTION 13.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.14 Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

SECTION 13.15 Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 13.16 Waiver of Jury Trial. EACH OF THE ISSUER AND THE TRUSTEE HEREBY (AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 13.17 Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 13.17.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

The ownership of the Notes shall be proved by the register of the Notes kept by the Registrar.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the holder of any Note shall bind every future holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

If the Issuer shall solicit from the holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a resolution of the Board of Directors or any committee thereof of the Issuer, fix in advance a record date for the determination of holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the holders of record at the close of business on such record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 13.18 Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties hereto agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

CAESARS ENTERTAINMENT CORPORATION, as Issuer

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Executive Vice President and Chief Financial Offer

DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Alan R. Halpern
	Name:	Alan R. Halpern
	Title:	Vice President

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO THE NOTES

1. Definitions.

1.1 Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Clearstream” means Clearstream Banking, société anonyme or any successor or securities clearing agency.

“Definitive Note” means a certificated Note that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

1.2 Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Global Notes	2.1(b)

2. The Notes.

2.1 Form and Dating; Global Notes.

(a) The Original Notes will be issued on the date hereof. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more agreements in accordance with applicable law.

(b) Global Notes. (i) In the case of Original Notes, one or more Global Notes in fully registered form without interest coupons and bearing the Global Notes Legend (collectively, the “Global Notes”) shall be issued on the Issue Date, deposited with the Notes Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture.

Appendix A-1

In the case of Original Notes, the Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member and (ii) be delivered to the Trustee as custodian for such Depository.

Members of, or direct or indirect participants in, the Depository, Euroclear and Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or the Trustee as its custodian or under the Global Notes. The Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository, Euroclear or Clearstream and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

None of the Issuer, the Trustee, the Paying Agent or the Registrar shall have any responsibility or obligation to any beneficial owner in a Global Note, an Agent Member or other Person with respect to the accuracy of the records of the Depository or its nominee or of any Agent Member, with respect to any ownership interest in the Notes or with respect to the delivery to any Agent Member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the holders and all payments to be made to holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depository or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Depository subject to the Applicable Procedures. The Issuer, the Trustee, the Paying Agent and the Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Agent Members, participants and any beneficial owners. The Issuer, the Trustee, the Paying Agent and the Registrar shall be entitled to deal with the Depository, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Issuer, the Trustee, the Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of the Depository with respect to such Global Note, for the records of any such depository, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depository and any Agent Member or between or among the Depository, any such Agent Member and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(ii) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or its respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) in the case of Original Notes, the Depository (a) notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in each case a successor depository is not appointed, (y) the Issuer, at its option and subject to the procedures of the Depository, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes and a request has been made for such exchange. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.

Appendix A-2

(iii) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (i) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

2.2 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuer for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b) or 2.2(g).

(b) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with subparagraph (i) below as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. In connection with all transfers and exchanges of beneficial interests in any Global Note, the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository, directing the Registrar to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository, containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii).

Appendix A-3

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Definitive Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (i) at a time when a Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the aggregate principal amount of Definitive Notes transferred or exchanged pursuant to this subparagraph (i).

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(f) [Reserved].

(g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 4.06, 9.05 and 11.06 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, a Paying Agent, Conversion Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent, Conversion Agent or the Registrar shall be affected by notice to the contrary.

Appendix A-4

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository, Euroclear or Clearstream or any other Person with respect to the accuracy of the records of the Depository, Euroclear or Clearstream or any nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or any nominee thereof in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository, subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to any members, participants and any beneficial owners thereof.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants, members or beneficial owners of the Depository, Euroclear or Clearstream, as applicable, in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-5

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

SUBJECT TO SECTION 10.03(a)(iv), SHARES OF COMMON STOCK ISSUED BY CONVERSION OF ALL OR A PORTION OF THIS NOTE ARE SUBJECT TO REGULATORY LIMITATIONS ON OWNERSHIP AS SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS AMENDED, OF THE ISSUER.

Each Definitive Note shall bear the following additional legends:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF NOTE]

No.	CUSIP No. ISIN No.	[●] [●]

5.00% Convertible Senior Notes due 2024

CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Note attached hereto on October 1, 2024.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

CAESARS ENTERTAINMENT CORPORATION

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

DELAWARE TRUST COMPANY, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES—SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

[FORM OF REVERSE SIDE OF NOTE]

5.00% Convertible Senior Notes due 2024

1.	Interest

CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation (such Person, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semi-annually on April 1 and October 1 of each year (each an “Interest Payment Date”), commencing April 1, 2018. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Notes and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the Close of Business on the March 15 and September 15 (each a “Record Date”) next preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent, Conversion Agent and Registrar

Initially, Delaware Trust Company (the “Trustee”) will act as the Trustee, Paying Agent, and Registrar and Computershare Inc. or one of its affiliates will act as Conversion Agent (the “Conversion Agent”). The Issuer may appoint and change any Paying Agent, Conversion Agent or Registrar without notice. The Issuer or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Conversion Agent or Registrar.

4.	Indenture

The Issuer issued the Notes under an Indenture dated as of October 6, 2017 (the “Indenture”), among the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa 77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions.

The Notes are senior unsecured obligations of the Issuer. This Note is one of the Original Notes referred to in the Indenture. The Notes include the Original Notes and any Additional Notes issued pursuant to the Indenture. The Original Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of the Issuer and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuer to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

There are no guarantors of the Notes on the Issue Date.

5.	No Redemption

Except as set forth in Section 2.15 of the Indenture, the Notes are not subject to redemption or any sinking fund payments.

6.	Repurchase of Notes at the Option of the Holders

In the event any Fundamental Change occurs, the Issuer shall offer to purchase for cash all outstanding Notes on the Fundamental Change Purchase Date at a price, payable in cash, equal to the Fundamental Change Purchase Price plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date, in accordance with Article XI of the Indenture.

In accordance with Sections 4.06 and 11.01 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain events.

7.	Conversion

Subject to, and upon compliance with, the provisions of Article X of the Indenture, a holder shall have the right, at such holder’s option, to convert all or any portion (if the portion to be converted is $100 principal amount or an integral multiple of $1.00 in excess thereof) of its Notes at any time prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date, at the Conversion Rate, in accordance with Article X of the Indenture.

The Conversion Rate applicable to each Note that is surrendered for conversion, in accordance with the Note and Article X of the Indenture, at any time during the Make-Whole Conversion Period with respect to a Make-Whole Fundamental Change shall be increased to an amount equal to the Conversion Rate that would, but for Section 10.07 of the Indenture, otherwise apply to such Note pursuant to Article X of the Indenture, plus an amount equal to the Make-Whole Applicable Increase; provided, however, that such increase to the Conversion Rate shall not apply if such Make-Whole Fundamental Change is announced by the Issuer but not consummated.

The Issuer may elect at its option to cause all (but not less than all) of the Notes to be mandatorily converted at any time following October 1, 2020 and prior to the Close of Business on the Business Day immediately preceding the Maturity Date, if the Last Reported Sale price of the Common Stock equals or exceeds 140% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period, upon the terms and conditions set forth in Section 10.13 of the Indenture.

8.	Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of $100 and any integral multiple of $1.00 in excess thereof. A holder shall register the transfer of or exchange of Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements or transfer documents. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to Section 2.07 of the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days before to a selection of Notes to be redeemed.

9.	Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

10.	Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and a Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years. After any such payment, the holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

11.	Discharge

Subject to certain conditions set forth in Article VIII of the Indenture, the Issuer at any time may terminate some of or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

12.	Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes) and (ii) any past default or compliance with any provisions may be waived with the written consent of the holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any holder, the Issuer and the Trustee may amend the Indenture or the Notes, provided that such amendment does not adversely affect the rights of any holder of Notes, it being understood that the taking of any action otherwise expressly contemplated by the Indenture shall not be adverse to the rights of such holders: (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Indenture and the Notes; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (iv) to add a guarantor or collateral with respect to the Notes or to secure the Notes; (v) to permit the Transactions in accordance with their terms; (vi) to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power herein conferred upon the Issuer; (vii) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of, this Indenture under the TIA; (viii) to make changes to provide for the issuance of any Additional Notes (including, without limitation, to add customary registration rights, exchange mechanics and related provisions), which shall have terms substantially identical in all material respects to the Original Notes (other than with respect to customary registration rights), and which shall be treated, together with any outstanding Original Notes, as a single issue of securities; (ix) upon the occurrence of a Share Exchange Event, solely (A) to provide that the Notes are convertible into Reference Property, as required under Section 10.08, and (B) to effect the related changes to the terms of the Notes required under Section 10.08 of the Indenture, in each case, in accordance with the applicable provisions thereof.

13.	Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes, in each case, by notice to the Issuer, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction and certain other conditions are complied with. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) the holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity satisfactory to the Trustee against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or if the Trustee being advised by counsel, determines that the action or proceeding so directed may not be lawfully taken or if the Trustee in good faith determines that the action or proceeding to directed would involve the Trustee in personal liability for which it is not adequately indemnified, or, subject to Section 7.01 of the Indenture, that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

14.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others

No director, officer, employee, incorporator or holder of any equity interests in the Issuer or of any of its Subsidiaries or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuer under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

17.	Abbreviations

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.	Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

19.	CUSIP Numbers; ISINs

The Issuer has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint              agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:	_______________________
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee		Signature of Signature Guarantee

CONVERSION NOTICE

To:	Caesars Entertainment Corporation

Computershare Inc.

480 Washington Blvd, 29th Floor

Jersey City, NJ 07310

Attn: Corp Actions Relationship Manager

The undersigned owner of this Note hereby irrevocably exercises the option to convert this Note, or a portion thereof (that has a principal amount equal to $100 or an integral multiple of $1.00 in excess thereof) below designated, into a number of shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that any shares of Common Stock deliverable upon conversion, together with any Notes representing any unconverted principal amount hereof, be delivered to the registered holder hereof unless a different name is indicated below.

Subject to certain exceptions set forth in the Indenture, if this notice is being delivered after the Close of Business on a Record Date and prior to the Open of Business on the Interest Payment Date corresponding to such Record Date, this notice must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Note to be converted. If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Indenture.

Principal amount to be converted (if less than all):	Certificate No.(s) (if in certificated form):	Beneficial Ownership of Issuer Common Stock (prior to conversion):
$ (in an integral multiple of $1.00 in excess of $100)		shares

If you want the share certificate representing the Common Stock, if any, issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Dated:	Signed:
(Sign exactly as your name(s) appear(s) on the other side of this Note)

Signature(s) guaranteed by:
(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

PURCHASE NOTICE

To:	Caesars Entertainment Corporation

Delaware Trust Company

103 Foulk Road

Wilmington, DE 19803

Email: trust@delawaretrust.com

Attn: Corporate Trust Administration

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Caesars Entertainment Corporation (the “Issuer”) as to the occurrence of a Fundamental Change with respect to the Issuer and specifying the Fundamental Change Purchase Date and requests and instructs the Issuer to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (i) the entire principal amount of this Note, or the portion thereof (that has a principal amount equal to $100 or an integral multiple of $1.00 in excess thereof) below designated, and (ii) if such Fundamental Change Purchase Date does not occur during the period after a Record Date and on or prior to the Interest Payment Date corresponding to such Record Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Purchase Date.

Principal amount to be converted (if less than all):	Certificate Number(s) (if in certificated form):

$
(in an integral multiple of $1.00 in excess of $100)

Dated:	Signed:
(Sign exactly as your name(s) appear(s) on the other side of this Note)

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $            . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 11.01 (Fundamental Change) of the Indenture, check the box:

Asset Sale  ☐                            Fundamental Change  ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 11.01 (Fundamental Change) of the Indenture, state the amount ($100 or any integral multiple of $1.00 in excess thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

SCHEDULE I

UNRESTRICTED SUBSIDIARIES

	Unrestricted Subsidiary	Jurisdiction of Organization
1.	Caesars Entertainment Japan, LLC	Delaware
2.	Caesars Korea Holding Company LLC	Delaware
3.	Caesars Korea Services, LLC	Delaware
4.	CR Baltimore Holdings, LLC	Delaware

Schedule I-1